================================================================================
                             STOCK PURCHASE AGREEMENT


                                     BETWEEN


                                 PANENERGY CORP,


                            TEXAS EASTERN CORPORATION


                                       AND


                              CMS ENERGY CORPORATION


                           Dated as of October 31, 1998

================================================================================

                            TABLE OF CONTENTS




Section                                                             Page
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

ARTICLE I        DEFINITIONS AND TERMS
         1.1     Specific Definitions...............................1 11
         1.2     Terms Defined Elsewhere in the Agreement...............
         1.3     Other Definitional Provisions.........................9
         1.4     References to Time...................................10

ARTICLE II       PURCHASE AND SALE; REORGANIZATION OF SOLD SUBSIDIARIES
         2.1     Purchase and Sale of the Shares......................11
         2.2     Purchase Price.......................................11
         2.3     Reorganization of Sold Subsidiaries..................11
         2.4     Closing..............................................12
         2.5     Deliveries by Acquiror...............................12
         2.6     Deliveries by Sellers................................13
         2.7     Adjustment to Purchase Price.........................14

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF SELLERS
         3.1     Organization and Qualification.......................16
         3.2     Capitalization; the PEPL Companies...................16
         3.3     Corporate Authorization..............................17
         3.4     Consents and Approvals...............................17
         3.5     Non-Contravention....................................18
         3.6     Binding Effect.......................................18
         3.7     SEC Reports..........................................19
         3.8     Statement of Assets and Liabilities;
                 Books and Records; LNG Liabilities...................19
         3.9     Litigation...........................................20
         3.10    Taxes................................................20
         3.11    Employee Benefits....................................21
         3.12    Compliance with Laws.................................23
         3.13    Intellectual Property................................23
         3.14    Contracts............................................24
         3.15    Brokers..............................................24
         3.16    Title to Properties..................................24
         3.17    Environmental Matters................................25
         3.18    Labor Relations......................................26
         3.19    Year 2000 Compliance.................................27
         3.20    Absence of Certain Changes...........................27
         3.21    No Other Representations or Warranties...............27
         3.22    Disclosure Schedule..................................27

ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Section                                                             Page
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

         4.1     Organization and Qualification.......................28
         4.2     Corporate Authorization..............................28
         4.3     Consents and Approvals...............................28
         4.4     Non-Contravention....................................29
         4.5     Binding Effect.......................................30
         4.6     Brokers..............................................30
         4.7     Financing............................................30
         4.8     No Other Representations or Warranties...............30

ARTICLE V        COVENANTS
         5.1     Conduct of the Business..............................30
         5.2     Access; Confidentiality..............................33
         5.3     Reasonable Best Efforts..............................34
         5.4     Antitrust Notification...............................36
         5.5     Supplemental Disclosure..............................36
         5.6     Further Assurances...................................37
         5.7     Announcements........................................37
         5.8     No Solicitation......................................37
         5.9     Employee Matters.....................................38
         5.10    Preservation of Records..............................43
         5.11    Other Agreements.....................................44
         5.12    Related Party Payments...............................44
         5.13    Insurance............................................44
         5.14    Environmental Remediation............................46
         5.15    Financing............................................48
         5.16    LNG Port Facility Bonds..............................49
         5.17    Superfund Claims.....................................49

ARTICLE VI       CONDITIONS TO CLOSING
         6.1     Conditions to the Obligations of
                 Acquiror and Sellers.................................50
         6.2     Conditions to the Obligations of Acquiror............50
         6.3     Conditions to the Obligations of Sellers.............51

ARTICLE VII      SURVIVAL; GENERAL INDEMNIFICATION
         7.1     Survival.............................................52
         7.2     Indemnification by Acquiror..........................52
         7.3     Indemnification by Sellers...........................53
         7.4     Procedure for Indemnification........................56
         7.5     Characterization of Indemnification Payments.........58
         7.6     Computation of Losses; Disputes......................58

ARTICLE VIII     TAX MATTERS; TAX INDEMNIFICATION
         8.1     Tax Matters..........................................59
         8.2     Tax Returns..........................................61
         8.3     Tax Contests.........................................63


Section                                                             Page
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
         8.4     Refunds and Credits..................................64
         8.5     Assistance and Cooperation...........................64
         8.6     Election Under Section 338(h)(10)....................64
         8.7     Dispute Procedures...................................65
         8.8     Survival.............................................65

ARTICLE IX       TERMINATION
         9.1     Termination..........................................66
         9.2     Effect of Termination................................67
         9.3     Termination Fee......................................67

ARTICLE X        GENERAL PROVISIONS
         10.1    Extension; Waiver....................................68
         10.2    Amendment............................................68
         10.3    Expenses.............................................68
         10.4    Governing Law........................................68
         10.5    Notices..............................................68
         10.6    Entire Agreement.....................................70
         10.7    Disclosure Schedule..................................70
         10.8    Headings; References.................................70
         10.9    Counterparts.........................................70
         10.10   Parties in Interest; Assignment; No Third Party
                 Beneficiaries........................................70
         10.11   Severability; Enforcement............................70
         10.12   Consent to Jurisdiction; Exclusive Forum.............71

                                    EXHIBITS

Exhibit A      --   Form of Plan of Liquidation

Exhibit B      --   Form of Opinion of Counsel to Acquiror

Exhibit C-1    --   Form of Opinion of Weil, Gotshal & Manges LLP

Exhibit C-2    --   Form of Opinion of Richard J. Kruse

Exhibit D-1    --   Agreement for Transition Services to be Provided by Sellers

Exhibit D-2    --   Agreement for Transition Services to be Provided by Sold
                    Subsidiaries

Exhibit E      --   LNG Terminal & Transportation Agreement

Exhibit F      --   Intellectual Property Agreement

Exhibit G      --   Access and Support Agreement

Exhibit H      --   Operation and Maintenance Agreement

                            STOCK PURCHASE AGREEMENT

            STOCK PURCHASE AGREEMENT, dated as of October 31, 1998, between PANENERGY CORP, a Delaware corporation ("PEC"), TEXAS EASTERN CORPORATION, a Delaware corporation ("Eastern"; and together with PEC, the "Sellers") and CMS ENERGY CORPORATION, a Michigan corporation ("Acquiror").

                          W I T N E S S E T H :

            WHEREAS, PEC owns direct and indirect subsidiaries which are engaged in the business of pipeline transportation and storage of natural gas;

            WHEREAS, PEC is the owner of (i) 1,000 shares of Common Stock, without par value (the "PEPL Shares"), of Panhandle Eastern Pipe Line Company, a Delaware corporation ("PEPL") and (ii) 1,000 shares of Common Stock, par value $1.00 per share (the "PSC Shares"), of Panhandle Storage Company, a Delaware corporation ("PSC");

            WHEREAS, Eastern is the owner of 250 shares of Common Stock, without par value (the "LNG Shares"; and together with the PEPL Shares and the PSC Shares, the "Shares") of Trunkline LNG Company, a Delaware corporation ("LNG", and collectively with PEPL and PSC, the "Sold Subsidiaries"); and

            WHEREAS, Sellers desire to sell, transfer and deliver to Acquiror, and Acquiror desires to purchase from Sellers, all of the Shares, on the terms and subject to the conditions set forth herein.

            NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


                                ARTICLE I

                          DEFINITIONS AND TERMS

            1.1 Specific Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

            "Acquiror" shall have the meaning set forth in the preamble to this Agreement.

            "Affiliate" shall mean, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person, provided, that Duke Energy Trading and Marketing, LLC and Texas Eastern Products Pipeline Company shall not be deemed to be Affiliates of Parent or Sellers for any purpose under this Agreement.

            "Agreed Rate" shall mean the publicly announced base rate of Citibank, N.A. at the Closing Date.

            "Agreement" shall mean this Stock Purchase Agreement, together with all exhibits and schedules hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

            "Applicable Laws" shall mean, with respect to any Person, all statutes, laws, ordinances, rules, orders and regulations of any Governmental Authority applicable to such Person and its business, properties and assets.

            "Base Working Capital Amount" shall mean $56,139,918.87.

            "Business" shall mean the business currently conducted by the PEPL Companies, after giving effect to the transactions contemplated by Section 2.3 of this Agreement.

            "Business Day" shall mean a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by law to close.

            "Cash Equivalents" shall mean cash on hand, all other cash in any bank checking, savings or similar accounts at any financial institution, and checks, drafts and similar instruments and any publicly traded stocks, bonds or similar marketable securities, certificates of deposit, commercial paper, Eurodollar deposits and any other cash equivalents held in the name of or for the account of any of the PEPL Companies.

            "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ? 9601 et seq.).

            "Closing" shall mean the closing of the transactions contemplated by this Agreement.

            "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.

            "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

            "DOJ" shall mean the United States Department of Justice.

            "Employee Arrangements" shall mean all employment and consulting agreements, and all bonus and other incentive compensation, deferred compensation, disability, severance, stock award, stock option, stock purchase, collective bargaining or workers' compensation agreements, plans, programs, policies and arrangements with respect to the employment or termination of employment of any employee, officer, director or other Person who is or was employed by any of the PEPL Companies or primarily employed on matters relating to the Business.

            "Employee Benefit Plans" shall mean all "employee benefit plans," as defined in Section 3(3) of ERISA, which either Seller, one of the PEPL Companies or any ERISA Affiliate sponsor, maintain or contribute to or are required to contribute to and in which any employee or former employee employed by the PEPL Companies or primarily employed on matters relating to the Business participates or is entitled to any benefit thereunder.

            "Encumbrances" shall mean any and all mortgages, security interests, liens, claims, pledges, restrictions, leases, charges or other encumbrances.

            "Environmental Claim" shall mean any notice of violation, action, claim, lien, demand, abatement or other order or directive (conditional or otherwise) by any Person or Governmental Authority for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment (including natural resources), nuisance, pollution, contamination, trespass or other adverse effects on the environment, or for fines, penalties or restrictions resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Material, odor or audible noise; (ii) the transportation, storage, treatment or disposal of Hazardous Materials; or (iii) the violation, or alleged violation, of any Environmental Laws or Permits issued thereunder.

            "Environmental Costs and Liabilities" shall mean any and all claims (including Environmental Claims), actions, suits, proceedings, liabilities (whether absolute or contingent), obligations, losses (including liquidated damages or losses arising out of lender liability claims), damages (including any penalty or punitive damages), judgment, equitable relief granted, amounts paid in settlement, awards, demands, offsets, counterclaims, clean-up obligations, interest, costs and expenses (including the reasonable fees of attorneys, consultants, engineers and other experts), and court costs (and other out-of-pocket expenses incurred in investigating, preparing, or defending the foregoing or with respect to any appeal) arising under or pursuant to any Environmental Law.

            "Environmental Law" shall mean current local, county, state, federal, and/or foreign law (including common law), statute, code, ordinance, rule, regulation or other legal obligation relating to the protection of the environment or natural resources, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. ? 9601 et seq.), as amended, the Resource Conservation and Recovery Act (42 U.S.C. ? 6901 et seq.), as amended ("RCRA"), the Federal Water Pollution Control Act (33 U.S.C. ? 1251 et seq.), as amended, the Clean Air Act (42 U.S.C. ? 7401 et seq.), as amended, the Toxic Substances Control Act (15 U.S.C. ? 2601 et seq.), as amended, the Occupational Safety and Health Act (29 U.S.C. ? 651 et seq.), as amended, the Hazardous Materials Transportation Act (49 U.S.C. ? 1801 et seq.), as amended, the Oil Pollution Act (33 U.S.C. ? 2701 et seq.), the Safe Drinking Water Act (42 U.S.C. ? 300(f) et seq.), as amended, and any similar, implementing or successor law, and any amendment, rule, regulation, or directive issued thereunder.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with Parent or any PEPL Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA.

            "Evaluation Material" shall mean all data, reports, interpretations, forecasts and records (whether in oral or written form, electronically stored or otherwise) containing or otherwise reflecting information concerning the PEPL Companies, Sellers or the Business, that one party or its Affiliates provides to the other party or its Representatives and all notes, analyses, compilations, studies or other documents in tangible form (whether in written form, electronically stored or otherwise) that contain or otherwise reflect such information; but not including:

            (a) information that was already in the possession of the Recipient or its Representatives prior to the date hereof and that was not acquired or obtained from the other party;

            (b) information that is obtained by the Recipient or its Representatives from a source other than the supplying party or its Representatives who, insofar as is known to the Recipient after reasonable inquiry, is not prohibited by a contractual, legal or fiduciary obligation to the supplying party from transmitting the information to the Recipient or its Representatives; or

            (c) information that is or becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives in violation of the provisions of this Agreement.

            "FERC" shall mean the United States Federal Energy Regulatory Commission, or its predecessor agency, the United States Federal Power Commission.

            "FTC" shall mean the United States Federal Trade Commission.

            "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

            "Governmental Authority" shall mean any foreign, federal, state or local government, court, agency or commission or other governmental or regulatory body or authority.

            "Hazardous Material" shall mean any substance, material or waste which is regulated by any Governmental Authority as hazardous, toxic, a pollutant, contaminant or words of similar meaning including, without limitation, petroleum, petroleum products, asbestos, urea formaldehyde and polychlorinated biphenyls.

            "Indemnified Party" shall mean any Person which is seeking indemnification from an Indemnifying Party pursuant to the provisions of this Agreement.

            "Indemnifying Party" shall mean any party hereto from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

            "IRS" shall mean the United States Internal Revenue Service.

            "Knowledge" of Sellers or any similar phrase shall mean the actual knowledge, after reasonable inquiry, of those management employees of Sellers and the PEPL Companies with responsibility for the Business identified in
Section 1.1(a) of the Disclosure Schedule.

            "Legal Proceedings" shall mean any judicial, administrative or arbitral actions, suits, proceedings (public or private), investigations or governmental proceedings before any Governmental Authority.

            "Material Adverse Effect" shall mean any change or effect that is materially adverse to the business, financial condition or assets of the Business, taken as a whole, as the same shall have existed as of September 30, 1998; provided, however, that Material Adverse Effect shall exclude any change or effect due to (i) changes in the international, national, regional or local wholesale or retail markets for natural gas, (ii) changes in the North American, national, regional or local interstate natural gas pipeline systems, (iii) rules, regulations or decisions of the FERC affecting the interstate natural gas transmission industry as a whole, or rate orders affecting (inter alia) one or more of the PEPL Companies, (iv) any continuation of an adverse trend disclosed to or otherwise known to Acquiror on or prior to the date hereof, (v) any condition described in the Disclosure Schedule and (vi) the public announcement of the transactions contemplated by this Agreement, or the consummation of the transactions contemplated hereby.

            "Parent" shall mean Duke Energy Corporation, a North Carolina corporation.

            "PEC Pension Plan" shall mean the Retirement Income Plan of PanEnergy Corp and Participating Affiliates (as amended and restated effective January 1, 1995).

            "PEC Savings Plan" shall mean the Employees' Savings Plan of PanEnergy Corp and Participating Affiliates.

            "PEPL" shall have the meaning set forth in the recitals to this Agreement.

            "PEPL Cleanup Program" shall mean only those components (assessment, air system decontamination, and remediation), of the program generally described in Section 1.1(b) of the Disclosure Schedule, yet to be completed at the 18 sites identified in Schedule 3.17(a). The remediation component of the PEPL Cleanup Program will include the uncompleted remedial actions for PCB and TPH (or its constituents of concern) in soils, sediment and groundwater as specifically identified in the associated assessments undertaken as part of such Program to the least stringent cleanup levels applicable to the real property as it is currently used.

            "PEPL Companies" shall mean PSC, LNG, PEPL, TGC, Pan Gas Storage Company and Trunkline Gas Resources, Inc.

            "Person" or "person" shall mean and includes any individual, partnership, joint venture, corporation, Governmental Authority, business trust, association, joint stock company, trust, unincorporated organization, limited liability company or similar entity.

            "Representatives" shall mean the Affiliates of a party to this Agreement and the respective directors, officers, employees, representatives or agents of such party.

            "Securities Act" shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

            "Sellers" shall have the meaning set forth in the preamble to this Agreement.

            "Shares" shall have the meaning set forth in the recitals to this Agreement.

            "Sold Subsidiaries" shall have the meaning set forth in the recitals to this Agreement.

            "Statement of Assets and Liabilities" shall mean the pro forma balance sheet of the PEPL Companies, after giving effect to the transactions contemplated by Section 2.3 of this Agreement, at September 30, 1998 as set forth in Section 1.1(c) of the Disclosure Schedule.

            "Straddle Period" shall mean any taxable year or period beginning before and ending after the Closing Date.

            "Subsidiary" shall mean, with respect to any Person, (i) each corporation, partnership, joint venture or other legal entity of which such Person owns, either directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity and (ii) each partnership in which such Person or another Subsidiary of such Person is the general partner or otherwise controls such partnership.

            "Tax" shall mean any domestic or foreign, federal, state or local net income, gross income, receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, stamp or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty thereon, addition to tax or additional amount imposed by any Governmental Authority.

            "Tax Returns" shall mean any return, report or statement required to be filed with respect to any Tax (including any attachments thereto), including any information return, claim for refund, amended return or declaration of estimated Tax.

            "TGC" shall mean Trunkline Gas Company, a Delaware corporation.

            "TGC Cleanup Program" shall mean only those components (assessment, air system decontamination, and remediation), of the program generally described in Section 1.1(d) of the Disclosure Schedule, yet to be completed at the 6 sites as identified in Schedule 3.17(a). The remediation component of the TGC Cleanup Program shall only include the uncompleted remedial actions for PCBs and TPH (or its constituents of concern) in soils, sediment and groundwater as specifically identified in the associated assessments undertaken as part of such Program to the least stringent cleanup levels applicable to the real property as it is currently used.

            "WARN" shall mean the Worker Adjustment and Retraining Notification Act.

            "Wattenberg System" shall mean that pipeline system formerly owned by PEPL, and located in Adams, Arapahoe, Boulder, Larimer, and Weld Counties, Colorado, consisting of approximately 1,275 miles of pipe, 11 compressor station sites totaling approximately 45,000 horsepower of compression, and related facilities and buildings, which was the subject of an abandonment proceeding in Docket No. CP92-190-000 at the FERC. The Wattenberg System was sold to KN Wattenberg Transmission

Limited Liability Company and KN Front Range Gathering Company by PEPL on April 1, 1993.

            "Working Capital" shall mean current assets, less current liabilities.

            1.2 Terms Defined Elsewhere in the Agreement. For purposes of this Agreement, the following terms shall have the meanings set forth in the sections indicated:

Term                                                             Section
----                                                             -------

Acquiror Indemnified Parties......................................7.3(a)
Acquiror's 401(k) Plan............................................5.9(g)
Acquiror's Actuary................................................5.9(f)
Acquiror's Plan...................................................5.9(f)
Acquisition Transaction..............................................5.8
Allocation Schedule...............................................8.6(b)
Asserted Liability................................................7.4(a)
Casualty Insurance Claims........................................5.13(a)
Claim Notice......................................................7.4(a)
Closing Date.........................................................2.4
Closing Statement.................................................2.7(a)
Commitment Letters..................................................5.15
CPA Firm..........................................................2.7(b)
Deductible........................................................7.2(b)
Disclosure Schedule.................................................3.22
Effective Pension Time............................................5.9(f)
Election..........................................................8.6(a)
Environmental Permits............................................3.17(b)
Excluded Assets...................................................2.3(b)
Excluded Employees................................................5.9(a)
Excluded Subsidiaries.............................................2.3(a)
Excluded Taxes....................................................8.1(a)
Final Amount......................................................2.7(c)
414(l) Amount.....................................................5.9(f)
HSR Act..............................................................3.4
Initial Transfer Amount...........................................5.9(f)
Insurance Policies...............................................5.13(a)
Lake Charles Bonds..................................................5.16
LNG Facilities......................................................5.16
LNG FERC Settlement...........................................7.3(a)(ix)
Losses............................................................7.2(a)
Material Contract...................................................3.14
Notice Period.....................................................7.4(a)
Notified Party....................................................8.3(a)
Objection.........................................................2.7(b)
Optionee..........................................................5.9(h)
Other Antitrust Regulations..........................................3.4
Parent Severance Plan............................................3.11(a)
PEC Review Period.................................................2.7(b)

PEPL Employees....................................................5.9(a)
PEPL Employee Arrangements.......................................3.11(a)
PEPL Employee Benefit Plans......................................3.11(a)
PEPL Representatives.................................................5.8
PEPL SEC Reports.....................................................3.7
Plans of Liquidation..............................................2.3(a)
Purchase Price.......................................................2.2
Qualifying Use......................................................5.16
Recipient.........................................................5.2(b)
Reorganization.......................................................2.3
SEC..................................................................3.7
Seller Indemnified Parties...........................................7.2
Sellers' Actuary..................................................5.9(f)
Sellers' Investigation...........................................5.14(a)
Superfund Claims....................................................5.17
Tax Claim.........................................................8.3(a)
Tax Package.......................................................8.2(e)
Transfer Taxes....................................................8.1(d)
Transferred Benefits..............................................5.9(f)
Transferred Employees.............................................5.9(a)
True-Up Amount....................................................5.9(f)
True-Up Date......................................................5.9(f)
Work.............................................................5.14(a)

              1.3 Other Definitional Provisions. (a) The words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

             (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

            (c) The terms "dollars" and "$" shall mean United States dollars.

            (d) As used in this Agreement, accounting terms which are specifically defined under GAAP and are not otherwise defined herein shall have the respective meanings given to them under GAAP.

            (e) A Legal Proceeding shall not be "pending" unless and until Sellers shall have received actual written notice thereof.

            (f) References herein to the receipt of "notice" shall mean written notice.

            1.4 References to Time. All references in this Agreement to times of the day shall be to Houston, Texas time.


                                   ARTICLE II

                        PURCHASE AND SALE; REORGANIZATION
                              OF SOLD SUBSIDIARIES

            2.1 Purchase and Sale of the Shares. On the terms and subject to the conditions set forth herein, at the Closing, each Seller agrees to sell, transfer and deliver to Acquiror, and Acquiror agrees to purchase from each respective Seller, the Shares.

            2.2 Purchase Price. The purchase price for the Shares shall be $1,900,000,000 (the "Purchase Price"), as adjusted pursuant to Section 2.7.

            2.3 Reorganization of Sold Subsidiaries. At or prior to the Closing, Sellers shall take or shall cause the PEPL Companies to take the following actions (collectively, and together with all other actions to be taken pursuant to Section 5.9 of this Agreement prior to the Closing, the "Reorganization"):

            (a) transfer to PEC (in transactions that will include liquidating distributions pursuant to plans of liquidation, substantially in the form set forth in Exhibit A to this Agreement, "Plans of Liquidation"), all of the shares of capital stock of the Subsidiaries of PEPL set forth in Section 2.3(a) of the Disclosure Schedule (the "Excluded Subsidiaries");

            (b) transfer to any of the Sellers or any Affiliate of Sellers that is not a PEPL Company (in transactions that will include liquidating distributions pursuant to Plans of Liquidation all of the assets set forth in
Section 2.3(b) of the Disclosure Schedule (the "Excluded Assets");

            (c) cause all intercompany payables, receivables and loans between any PEPL Company, on the one hand, and Parent and its Subsidiaries (other than the PEPL Companies), on the other hand, to be settled or canceled, other than as set forth in Section 2.3(c) of the Disclosure Schedule;

            (d) transfer to (i) any Subsidiary of Parent that is not a Sold Subsidiary, all employees who are not primarily employed on matters relating to the Business and

(ii) any PEPL Company, all employees agreed by the parties pursuant to Section 5.9(a); and

            (e) cause Trunkline A.P. Pipeline Company to assign to a newly incorporated Subsidiary of PEPL (which shall conduct no business prior to the Closing except as contemplated by this Section 2.3(e)), which shall assume all obligations and rights of Trunkline A.P. Pipeline Company under the contracts set forth in Section 2.3(e) of the Disclosure Schedule.

            2.4 Closing. Subject to the satisfaction or waiver of all conditions to the Closing set forth in Article VI, the Closing shall take place at the offices of Weil, Gotshal & Manges LLP, 700 Louisiana, Suite 1600, Houston, Texas 77002 (or, if Acquiror shall request, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153) at 10:00 A.M., local time, on January 4, 1999 or, on such other date, time or place as the parties hereto may agree. If the Closing shall take place on January 4, 1999, the effective date and time therefor shall be 12:00 A.M. on January 1, 1999, otherwise, the effective date and time shall be 12:00 A.M. on the date on which the Closing shall take place (such effective date is referred to herein as the "Closing Date").

            2.5 Deliveries by Acquiror. At the Closing, Acquiror shall deliver to Seller the following:

            (a) The Purchase Price, in immediately available funds by wire transfer to each Seller's account set forth in Section 2.5(a) of the Disclosure Schedule or such other account designated in writing by such Seller not less than two Business Days prior to the Closing;

            (b) the certificates and other documents to be delivered pursuant to
Section 6.3;

            (c) a cross-receipt duly executed by the Acquiror acknowledging receipt of the Shares;

            (d) copies of the resolutions adopted by the directors of the Acquiror, certified by the Secretary of the Acquiror as having been duly and validly adopted and as being in full force and effect, authorizing the execution and delivery by the Acquiror of this Agreement, and the performance by the Acquiror of its obligations hereunder;

            (e) the opinion of Acquiror's legal counsel, substantially in the form of Exhibit B hereto;

            (f) duly executed copies of each of the agreements described in
Section 5.11 of this Agreement; and

            (g) all other documents and instruments reasonably required to be delivered by Acquiror pursuant to this Agreement.

             2.6 Deliveries by Sellers. At the Closing, the Sellers shall deliver to Acquiror the following:

            (a) a certificate or certificates representing the Shares, duly and validly endorsed to or registered in the name of Acquiror or accompanied by separate stock powers duly and validly executed by the appropriate Seller and otherwise sufficient to vest in the Acquiror good and marketable title to such Shares;

            (b) the certificates and other documents to be delivered pursuant to
Section 6.2;

            (c) a cross-receipt duly executed by the Sellers acknowledging receipt of the Purchase Price;

            (d) copies of the Articles of Incorporation and By-laws of each of the PEPL Companies, certified by the Secretary of such entity as being true and complete;

            (e) copies of the resolutions adopted by the directors of the Sellers, each certified by the Secretary of such Seller as having been duly and validly adopted and as being in full force and effect, authorizing the execution and delivery by such Seller of this Agreement, and the performance by such Seller of its obligations hereunder;

            (f) the stock books, stock ledgers, minute books and, if any, corporate seals of the PEPL Companies, and all other books and records of the PEPL Companies, all to the extent within the possession of the Sellers or any Subsidiary thereof;

            (g) certificates evidencing the good standing of each PEPL Company under the laws of their respective jurisdictions of incorporation;

            (h) letters from each director of the PEPL Companies evidencing such director's resignation;

            (i) the opinion of Sellers' legal counsels, substantially in the forms of Exhibits C-1 and C-2 hereto;

            (j) duly executed copies of each of the agreements described in
Section 5.11 of this Agreement; and

            (k) such other agreements or documents as are reasonably required to be delivered by the Sellers at or prior to the Closing Date pursuant to this Agreement.

             2.7 Adjustment to Purchase Price. (a) Within 60 days following the Closing Date, PEC shall, at its expense, prepare, or cause to be prepared, and shall deliver to Acquiror a statement (the "Closing Statement"), which shall set forth in reasonable detail the amount of Working Capital of the PEPL Companies, after giving effect to the transactions contemplated by Section 2.3 of this Agreement, as of the Closing Date. The Closing Statement shall be prepared on a basis consistent with the Statement of Assets and Liabilities, using the same accounting methods, policies, practices, procedures and adjustments as were used in the preparation of the Statement of Assets and Liabilities. The Closing Statement shall be prepared based on the books and records of the PEPL Companies as of the Closing Date, and Acquiror shall grant PEC and its representatives complete access to all books and records of the PEPL Companies to enable PEC to prepare the Closing Statement. Acquiror shall permit PEC to use employees of the PEPL Companies to assist in the preparation of the Closing Statement, and Acquiror agrees to cooperate, and shall not interfere, directly or indirectly, in the preparation of the Closing Statement.

            (b) Acquiror shall have 30 days to review the Closing Statement and to inform PEC in writing of any disagreement (the "Objection") which it may have with the Closing Statement. If PEC does not receive Acquiror's Objection within such 30-day period, the amount of Working Capital set forth in the Closing Statement delivered pursuant to Section 2.7(a) shall be deemed to have been accepted by Acquiror and shall become binding upon Acquiror. If Acquiror does timely deliver Acquiror's Objection to PEC, PEC shall then have 30 days from the date of receipt (the "PEC Review Period") to review and respond to Acquiror's Objection. PEC and Acquiror agree to attempt in good faith to resolve any disagreements with respect to the determination of Working Capital as of the Closing Date. If PEC and Acquiror are unable to resolve all of their disagreements with respect to the determination of Working Capital as of the Closing Date within 10 days following the expiration of the PEC Review Period, they may refer, at the option of either party, their differences to Ernst & Young LLP, or if Ernst & Young LLP, shall decline to accept such engagement, an internationally recognized firm of independent public accountants selected jointly by PEC and Acquiror, who shall determine only with respect to the differences so submitted, whether and to what extent, if any, the amount of Working Capital set forth in the Closing Statement requires adjustment. If PEC and Acquiror are unable to so select the independent public accountants within five days of Ernst & Young LLP declining to accept such engagement, either Acquiror or PEC may thereafter request that the American Arbitration Association make such selection (as applicable, Ernst & Young LLP the firm selected by PEC and Acquiror or the firm selected by the American Arbitration Association is referred to as the "CPA Firm"). PEC and Acquiror shall direct the CPA Firm (i) that it shall not assign a value to any particular item greater than the greatest value for such item claimed by PEC or Acquiror or less than the smallest value for such item claimed by PEC or Acquiror, in each case as presented to the CPA Firm, and (ii) to use its best efforts to render its determination within 30 days. The CPA Firm's determination shall be conclusive and binding upon PEC and Acquiror. The fees and disbursements of the CPA Firm shall be shared equally by PEC and Acquiror. PEC and Acquiror shall make readily available to the CPA Firm all relevant books and records relating to the Closing Statement and all other items reasonably requested by the CPA Firm. Neither Sellers nor Acquiror has retained the Ernst & Young LLP audit services group during the past two years, and will not retain Ernst and Young LLP audit services group prior to the completion of the determination of the Final Amount pursuant to this Section 2.7.

            (c) If the Working Capital of the PEPL Companies, after giving effect to the transactions contemplated by Section 2.3 of this Agreement, as of the Closing Date determined in accordance with the procedures set forth in this
Section 2.7 (the "Final Amount") is less than the Base Working Capital Amount, PEC shall, within 10 days following the determination of the Final Amount, pay to Acquiror an amount in cash equal to such difference, and if the Final Amount is greater than the Base Working Capital Amount, Acquiror shall, within such 10 days, pay to PEC an amount in cash equal to such difference.

            (d) The amount payable by PEC to Acquiror or from Acquiror to PEC, as the case may be, under this Section 2.7 shall be accompanied by the payment of interest thereon at the Agreed Rate, computed from the Closing Date to the date of payment of such amount, and shall be wire transferred to an account designated by Acquiror or PEC, as the case may be.

                               ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF SELLERS

            Sellers, subject to Sections 3.21 and 3.22, hereby jointly and severally represent and warrant to Acquiror as follows:

            3.1 Organization and Qualification. Each Seller and each PEPL Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own and operate its assets and properties and to carry on its business as currently conducted. Each PEPL Company is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its assets and properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, as the case may be, would not have a Material Adverse Effect. Section 3.1 of the Disclosure Schedule sets forth the name, jurisdiction of incorporation and capitalization of each PEPL Company and the jurisdictions in which such PEPL Company is qualified to do business.

            3.2 Capitalization; the PEPL Companies. (a) The authorized capital stock of (i) PEPL consists of 1,000 shares of Common Stock, without par value,
(ii) PSC consists of 1,000 shares of Common Stock, par value $1.00 per share and
(iii) LNG consists of 2,000 shares of Common Stock, without par value. The Shares constitute the only shares of capital stock of the Sold Subsidiaries issued and outstanding. The Shares are duly authorized, validly issued, fully paid and nonassessable and are owned, of record and beneficially, by the Seller indicated on Section 3.2(a) of the Disclosure Schedule, free and clear of all Encumbrances. Upon transfer of the Shares to Acquiror in accordance with the terms of Article II hereof, Acquiror will receive valid title to the Shares, free and clear of all Encumbrances.

            (b) As of the Closing Date, the Sold Subsidiaries will not have any Subsidiary other than the PEPL Companies. All the outstanding shares of capital stock of each Subsidiary of the Sold Subsidiaries which is a PEPL Company are owned directly or indirectly by the Sold Subsidiaries, free and clear of all Encumbrances and all material claims or charges of any kind, and are validly issued, fully paid and nonassessable. Sellers have heretofore delivered to Acquiror complete and correct copies of the certificate of incorporation and by-laws of each of the PEPL Companies, as presently in effect.

            (c) Other than pursuant to this Agreement, there are no outstanding subscriptions, options, warrants, rights, puts, calls, commitments, or other contracts, arrangements or understandings issued by or binding upon any PEPL Company requiring or providing for, and there are no outstanding debt or equity securities of any PEPL Company which upon the conversion, exchange or exercise thereof would require or provide for, the issuance, transfer or sale by any PEPL Company of any new or additional equity interests in any PEPL Company (or any other securities of any PEPL Company which, with notice, lapse of time or payment of monies, are or would be convertible into or exercisable or exchangeable for equity interests in any PEPL Company). There are no voting trusts or other agreements or understandings to which either Seller or any PEPL Company is a party with respect to the voting of the capital stock of any PEPL Company. There is no indebtedness having general voting rights of any of the PEPL Companies issued and outstanding. There are no outstanding contractual obligations of any PEPL Company to repurchase, redeem or otherwise acquire any common stock of a PEPL Company or any Affiliate of a PEPL Company, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any PEPL Company or any other entity.

            3.3 Corporate Authorization. Each Seller has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each Seller of this Agreement and the consummation by each Seller of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each Seller.

            3.4 Consents and Approvals. Except as set forth in Section 3.4 of the Disclosure Schedule, no consent, approval or authorization of, or registration, declaration or filing with, any Governmental Authority is required by either Seller or any PEPL Company in connection with the execution, delivery and performance by either Seller of this Agreement and the consummation by either Seller of the transactions contemplated by this Agreement, except (i) for the filing of a premerger notification and report form by Sellers under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"),
(ii) as may be required under any local, state, federal (other than the HSR Act) or foreign antitrust statute, antitrust law, antitrust regulation or antitrust rule applicable to Acquiror, any Seller, or any PEPL Company ("Other Antitrust Regulations"), (iii) as may be required under any environmental, health, employment or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the transactions contemplated by this Agreement, and (iv) for such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect.

            3.5 Non-Contravention. Except as set forth in Section 3.5 of the Disclosure Schedule, the execution, delivery and performance by each Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of the Certificate of Incorporation or the By-laws of either Seller or any PEPL Company, (ii) subject to obtaining the consents and approvals referred to in Section 3.5 of the Disclosure Schedule, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation material to the PEPL Companies taken as a whole under any agreement (including, without limitation, any collective bargaining agreement), lease, contract, note, mortgage, indenture, trust, commitment, understanding, arrangement or restriction of any kind to which any of the PEPL Companies is a party or bound or to which the Shares are subject, or (iii) subject to the exceptions set forth in Section 3.4, violate, or result in a breach of or constitute a default under any Applicable Law or judgment, order, writ, injunction or decree of any Governmental Authority to which any Seller, any PEPL Company, the Shares or any of the property or assets of the PEPL Companies is subject, other than, in the cases of clauses (ii) and (iii), any conflict, breach, termination, default, cancellation, acceleration, loss or violation that, individually or in the aggregate, would not have a Material Adverse Effect or materially impair or delay the ability of either Seller to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement. The transactions contemplated by this Agreement will not trigger any right of first refusal or similar right held by a third party.

            3.6 Binding Effect. This Agreement has been duly executed and delivered by each Seller and, assuming it has been duly executed and delivered by Acquiror, constitutes a valid and legally binding obligation of each Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            3.7 SEC Reports. PEPL has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since January 1, 1995, each of which has complied in all material respects with all applicable requirements of the Securities Act, and the Securities Exchange Act of 1934, as amended, each as in effect on the dates such forms, reports and documents were filed. PEPL has provided to Acquiror prior to the date hereof (i) its Annual Reports on Form 10-K for each of the fiscal years ended December 31, 1995, 1996 and 1997 and (ii) all other reports or registration statements filed by PEPL with the SEC since January 1, 1995 (the "PEPL SEC Reports"). None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements contained in the PEPL SEC Reports were prepared in accordance with GAAP as in effect as of the dates of such filings, applied on a consistent basis during the periods involved (except as may be stated in the notes thereto) and fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of PEPL and its Subsidiaries, as of the dates and for the periods referred to therein.

            3.8 Statement of Assets and Liabilities; Books and Records; LNG Liabilities. (a) Subject to the matters set forth in Section 1.1(c) of the Disclosure Schedule, the Statement of Assets and Liabilities (i) fairly presents, in all material respects, the pro forma financial condition of the Business as of the date thereof and (ii) was prepared in accordance with GAAP and is consistent with the regular books and records of the PEPL Companies in all material respects.

            (b) To the Knowledge of Sellers, the books of account, minute books and stock record books of each of the PEPL Companies are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

            (c) Except as reflected in the Statement of Assets and Liabilities, there are no material undisclosed liabilities of LNG as of such date; it being understood that nothing in this representation is intended to address any Environmental Costs and Liabilities or other matters which are the subject of any representation or warranty set forth in Section 3.17.

            3.9 Litigation. Except as set forth in Section 3.9 of the Disclosure Schedule or as disclosed in the PEPL SEC Reports, as of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of Sellers, threatened against or involving any Seller or any PEPL Company that, individually or in the aggregate, are reasonably likely to (i) have a Material Adverse Effect or (ii) materially impair or delay the ability of either Seller to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement. Except as set forth in Section 3.9 of the Disclosure Schedule or as disclosed in the PEPL SEC Reports, as of the date hereof, there is no order, judgment, injunction or decree of any Governmental Authority outstanding against any Seller or any of the PEPL Companies that, individually or in the aggregate, would have any effect referred to in the foregoing clauses (i) and (ii).

            3.10 Taxes. Except as set forth in Section 3.10 of the Disclosure Schedule:

            (a) each PEPL Company has (i) timely filed (or there has been timely filed on its behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed, and all such Tax Returns are true, correct and complete in all material respects and (ii) paid all Taxes shown due on such Tax Returns;

            (b) all deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of, or covering or including, any PEPL Company have been fully paid or reserved for in accordance with GAAP in the appropriate financial statements, and there are no other actions, suits, investigations, audits or claims by any taxing authority in progress, nor has any PEPL Company received any written notice from any taxing authority that it intends to conduct such an audit or investigation;

            (c) all Taxes that any PEPL Company is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid over to the appropriate Governmental Authorities or accrued, reserved against and entered on the books of the PEPL Companies in accordance with GAAP;

            (d) no property owned by any PEPL Company (i) is property required to be treated as being owned by another Person pursuant to the provisions of
Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (iii) is "tax-exempt bond financed property" within the meaning of
Section 168(g) of the Code;

            (e) neither Seller is a foreign person within the meaning of Section 1445 of the Code;

            (f) Sellers and each PEPL Company are members of a "selling consolidated group" as such term is defined in Treasury Regulation Section 1.338(h)(10)-1(c);

            (g) there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessments of any Taxes or deficiencies against any PEPL Company;

            (h) no power of attorney has been granted by or with respect to any PEPL Company with respect to any matter relating to Taxes; and

            (i) no PEPL Company is a party to, is bound by or has any obligations under any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement.

            3.11 Employee Benefits. (a) Section 3.11(a) of the Disclosure Schedule sets forth a complete and correct list of all material Employee Benefit Plans and all material Employee Arrangements, including, but not limited to, the severance plan applicable to the PEPL Employees (the "Parent Severance Plan") and the Employee Benefit Plans and Employee Arrangements solely applicable to the PEPL Employees (the "PEPL Employee Benefit Plans" and "PEPL Employee Arrangements", respectively). No PEPL Employee Benefit Plan is subject to Title IV of ERISA.

            (b) With respect to each material Employee Benefit Plan and each material Employee Arrangement referred to above, a complete and correct copy of each of the following documents (if applicable) has been provided or made available to Acquiror: (i) the most recent plan document or agreement and all amendments thereto and

(ii) the most recent summary plan description and all related summaries of material modifications. With respect to each material PEPL Employee Benefit Plan, a complete and correct copy of each of the following documents (if applicable) has been made available to Acquiror: (i) the annual report on Form 5500 and attached schedules filed with the IRS in the last three years, (ii) the most recent actuarial report and (iii) the most recent determination letter received from the IRS.

            (c) Except as set forth in Section 3.11(c) of the Disclosure Schedule, none of the PEPL Employee Benefit Plans is subject to Section 4063, 4064 or 4202 of ERISA.

            (d) The PEPL Employee Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code, respectively, have been determined by the IRS to qualify under such Sections, as amended by the Tax Reform Act of 1986.

            (e) the PEC Pension Plan was fully funded on a Pension Benefit Guaranty Corporation termination basis for all accrued benefit obligations as of the most recent valuation date, and there has been no material adverse change in the funding status of such plan to date.

            (f) All contributions required to have been made by the PEPL Companies or Sellers under any PEPL Employee Benefit Plan or any Applicable Law to any trusts established thereunder or in connection therewith have been made by the due date therefor (including any valid extensions).

            (g) Except as set forth in Section 3.11(g) of the Disclosure Schedule, the PEPL Employee Benefit Plans and PEPL Employee Arrangements have been maintained in accordance with their terms and Applicable Laws, except where any failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.

            (h) Except as set forth in Section 3.11(h) of the Disclosure Schedule, no Employee Benefit Plan or Employee Arrangement provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of any PEPL Company for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by Applicable Laws, (ii) death benefits under any "pension plan," or
(iii) benefits the full cost of which is borne by such current or former employee (or his or her beneficiary).

            (i) Except as set forth in Section 3.11(i) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any PEPL Employee to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee.

            (j) Except as set forth in Section 3.11(j) of the Disclosure Schedule, there are no claims pending, or to the Knowledge of Sellers, threatened in writing (i) by or on behalf of any Employee Benefit Plan or Employee Arrangement which could affect the PEPL Employees, (ii) by any PEPL Employee covered under any such plan or arrangement, or (iii) otherwise involving any PEPL Employee Benefit Plan or PEPL Employee Arrangement (in each case, other than routine claims for benefits).

            3.12 Compliance with Laws. Except as set forth in Section 3.12 of the Disclosure Schedule, (i) each of the PEPL Companies is in compliance with all Applicable Laws, (ii) the PEPL Companies have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, Governmental Authorities that are required in order for the PEPL Companies to conduct the Business as presently conducted, and such permits and licenses are in full force and effect, and (iii) none of Sellers nor any of the PEPL Companies have received any notice, and no claim or action has been filed, commenced, or to the Knowledge of Sellers, threatened against a PEPL Company alleging any violation of the matters set forth in clauses (i) and (ii) in each case with such exceptions to clauses (i), (ii) and
(iii) as would not, individually or in the aggregate, have a Material Adverse Effect; it being understood that nothing in this representation is intended to address any matters which are the subject of the representation and warranty set forth in Section 3.17.

            3.13 Intellectual Property. Except as set forth in Section 3.13 of the Disclosure Schedule, the PEPL Companies will, on the Closing Date, by operation of the Intellectual Property Agreement attached hereto as Exhibit F, own or possess licenses or other legally enforceable rights to use all patents, copyrights, trademarks, service marks, trade names, logos, intellectual property, software object and source code provided for in such Intellectual Property Agreement as are necessary to conduct the Business as currently conducted, except those the lack of which would not, individually or in the aggregate, have a Material Adverse Effect; and none of Sellers or any of the PEPL Companies has any Knowledge of any conflict by Sellers or any of the PEPL Companies with the rights of others therein which, individually or in the aggregate, would have a Material Adverse Effect.

            3.14 Contracts. Section 3.14(a) of the Disclosure Schedule sets forth a list, as of the date hereof, of each material written contract and lease and each material oral contract or lease to which any of the PEPL Companies is a party, other than (i) any purchase or sale orders arising in the ordinary course of business, (ii) any contract involving the payment or receipt of less than $1,000,000 in the aggregate and (iii) any contract listed in any other Section of the Disclosure Schedule (each contract set forth in Section 3.14(a) of the Disclosure Schedule being referred to herein as a "Material Contract"). Section 3.14(b) of the Disclosure Schedule sets forth a list, as of the date hereof, of each material contract that any PEPL Company has with an Affiliate. Except as set forth in Section 3.14(a) of the Disclosure Schedule, each Material Contract is a valid and binding agreement of the PEPL Company which is a party thereto and, to the Knowledge of Sellers, is in full force and effect. Except as set forth in Section 3.14(a) of the Disclosure Schedule, Sellers have no Knowledge of any default under any contract, which default has not been cured or waived and which default would have a Material Adverse Effect.

            3.15 Brokers. Except for Merrill Lynch & Co., whose fees will be paid by Sellers or Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Sellers or the PEPL Companies who is entitled to any fee or commission from Sellers or the PEPL Companies in connection with the transactions contemplated by this Agreement.

            3.16 Title to Properties. Each of the PEPL Companies has good and valid title to all of the material tangible assets and properties which it owns and which are reflected on the Statement of Assets and Liabilities (except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Statement of Assets and Liabilities), and such tangible assets and properties are owned free and clear of all Encumbrances, except for (a) Encumbrances listed in Section 3.16 of the Disclosure Schedule, (b) liens for current Taxes not yet due and payable or for Taxes the validity of which is being contested in good faith,

(c) Encumbrances to secure indebtedness reflected on the Statement of Assets and Liabilities or indebtedness incurred in the ordinary course of business consistent with past practice after the date thereof, (d) mechanic's liens, materialmen's liens and other Encumbrances which have arisen in the ordinary course of business, (e) Encumbrances which will be discharged on or prior to the Closing Date, and (f) Encumbrances which, in the aggregate, would not have a Material Adverse Effect.

            3.17 Environmental Matters. (a) Section 3.17(a) of the Disclosure Schedule sets forth all locations included in the PEPL Cleanup Program and the TGC Cleanup Program.

            (b) Except as set forth in Section 3.17(b) of the Disclosure Schedule or as disclosed in the PEPL SEC Reports, to the Knowledge of Sellers:

                        (i) the PEPL Companies presently are in material compliance with all applicable Environmental Laws, and during the past five years have been in material compliance with Environmental Laws, except for historical non-compliance that could not reasonably be expected to result in the PEPL Companies incurring material Environmental Costs and Liabilities;

                        (ii) none of the PEPL Companies has received any written request for information, or has been notified that it is a potentially responsible party, under CERCLA or any similar state law with respect to any on-site or off-site location for which liability is currently being asserted;

                        (iii) there are no material writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings or investigations pending or threatened, involving any PEPL Company relating to (A) compliance by the PEPL Companies with any Environmental Law, or (B) the release, disposal, discharge, spill, treatment, storage or recycling of Hazardous Materials into the environment at any location which could reasonably be expected to result in any of the PEPL Companies incurring any material liability under Environmental Laws;

                        (iv) each of the PEPL Companies has obtained, currently maintains and is in material compliance with all material permits, licenses and other authorizations which are required under Environmental Laws for the operation of their respective businesses (collectively, "Environmental Permits"), all such Environmental

      Permits are in effect and no appeal nor any other action is pending to revoke any such Environmental Permit; and

                        (v) no cleanup, investigation or remedial action has occurred at the properties that are currently owned, leased, operated or otherwise used by the PEPL Companies that could result in the assertion or creation of a lien on such property by any Governmental Authority with respect thereto and for which the PEPL Companies would be responsible, nor has any such assertion of a lien been made by any Governmental Authority with respect thereto which has not been removed.

            (c) To the Knowledge of Sellers, except as set forth in Section 3.17(b) of the Disclosure Schedule and except for Environmental Costs and Liabilities related to the PEPL Cleanup Program and the TGC Cleanup Program and the Wattenburg System, there is no non-compliance with Environmental Laws prior to the Closing which could reasonably be expected to result in any of the PEPL Companies incurring any material liability under Environmental Law.

            (d) There are no other sites in the PEPL Cleanup Program or the TGC Cleanup Program other than the locations identified in Section 3.17(a) of the Disclosure Schedule.

            (e) Except as set forth in Section 3.17(b) of the Disclosure Schedule, to the Knowledge of Sellers, there are no material Environmental Costs and Liabilities which may arise based on activities prior to the Closing Date at the properties that are currently, or previously were, owned, leased, operated or otherwise used by LNG.

            3.18 Labor Relations. (a) Except as set forth in Section 3.18(a) of the Disclosure Schedule, (i) none of the PEPL Companies is a party to any labor or collective bargaining agreements, and there are no labor or collective bargaining agreements which pertain to the PEPL Employees, (ii) within the preceding three years, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the Knowledge of Sellers, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to the PEPL Companies and (iii) within the preceding three years, to the Knowledge of Sellers, there have been no organizing activities involving the PEPL Companies with respect to any group of employees of the PEPL Companies.

            (b) Except as set forth in Section 3.18(b) of the Disclosure Schedule, (i) there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or, to the Knowledge of Sellers, threatened in writing against or involving the PEPL Companies and (ii) there are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Sellers, threatened in writing by or on behalf of any employee or group of employees of the PEPL Companies which, if individually or collectively resolved against the PEPL Companies, would have a Material Adverse Effect.

            (c) Except as set forth in Section 3.18(c) of the Disclosure Statement, (i) there has been no "mass layoff" or "plant closing" as defined by WARN with respect to the PEPL Companies within the six (6) months prior to the date hereof, and (ii) there has been no "employment loss" as defined by WARN with respect to the PEPL Employees within the ninety (90) days prior to the date hereof.

            3.19 Year 2000 Compliance. Sellers have informed Acquiror of their analysis of, the status of development of contingency plans for, and forecasted expenditures with respect to year 2000 compliance of material computer software and computer firmware of the PEPL Companies, as such analysis, contingency plan development and forecast of expenditures exist on the date hereof. Sellers have developed and implemented such analysis, have worked on the development of contingency plans and forecasted expenditures for the PEPL Companies using the same general methodology as was applicable to the other Subsidiaries of Parent engaged in the interstate pipeline business.

            3.20 Absence of Certain Changes. Since September 30, 1998 and until the date hereof, the PEPL Companies have conducted their respective businesses in the ordinary course of business, consistent with past practice, and none of the PEPL Companies has, during such period, taken any of the actions described in Sections 5.1 (i) through (xvi), except in connection with entering into this Agreement.

            3.21 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Sellers.

            3.22 Disclosure Schedule. On or prior to the date hereof, Sellers have delivered to Acquiror a schedule (the "Disclosure Schedule") setting forth, among other things, items of disclosure relating to any or all of the representations and warranties of Sellers; provided, that (i) no such item is required to be set forth in the Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (ii) the mere inclusion of an item in the Disclosure Schedule shall not be deemed an admission by Sellers that such item represents a material exception or fact, event or circumstance or that such item would result in a Material Adverse Effect.


                               ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF ACQUIROR

            Acquiror hereby represents and warrants to Sellers as follows:

            4.1 Organization and Qualification. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own and operate its assets and properties and to carry on its business as currently conducted. Acquiror is duly qualified to do business and is in good standing in each jurisdiction where the ownership or operation of its assets and properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, as the case may be, would not materially impair or delay the ability of Acquiror to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

            4.2 Corporate Authorization. Acquiror has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Acquiror of this Agreement and the consummation by Acquiror of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate and stockholder action on the part of Acquiror.

            4.3 Consents and Approvals. No consent, approval or authorization of, or registration, declaration or filing with, any Governmental Authority is required by Acquiror in connection with the execution, delivery and performance by Acquiror of this Agreement and the consummation by Acquiror of the transactions contemplated by this Agreement, except

(i) for the filing of a premerger notification and report form by Acquiror under the HSR Act, (ii) as may be required under any Other Antitrust Regulations,
(iii) as may be required under any environmental, health, employment or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the transactions contemplated by this Agreement, and (iv) for such other consents, approvals, orders, authorizations, registrations, declarations and filings, the failure of which to be obtained or made would not, individually or in the aggregate, materially impair or delay the ability of Acquiror to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement. On or prior to the date hereof, Acquiror has delivered to Sellers a true and complete copy of the opinion letter of Rodger A. Kershner, Senior Vice President and General Counsel, which states that in the opinion of Rodger A. Kershner, there are no consents, approvals, filings or notices which must be made or obtained with or from regulatory authorities of the State of Michigan in connection with the execution, delivery and performance by Acquiror of this Agreement and the consummation by Acquiror of the transactions contemplated by this Agreement.

            4.4 Non-Contravention. Except as set forth in Section 4.4 of the Disclosure Schedule, the execution, delivery and performance by Acquiror of this Agreement, and the consummation by Acquiror of the transactions contemplated hereby, do not and will not (i) violate any provision of the Certificate of Incorporation or the By-laws of Acquiror; (ii) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the filing of notice or the lapse of time or both) of any material right or obligation of Acquiror or any of its Subsidiaries under, any material agreement, lease, contract, note, mortgage, indenture or other obligation of Acquiror or its Subsidiaries; or (iii) subject to the exceptions set forth in the first sentence of Section 4.3, violate, or result in a breach of or constitute a default under any Applicable Law or judgment, decree or order of any Governmental Authority to which Acquiror or any of its Subsidiaries is subject, other than, in the case of clauses (ii) and
(iii), any conflict, breach, termination, default, cancellation, acceleration, loss or violation which, individually or in the aggregate, would not materially impair or delay the ability of Acquiror to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

            4.5 Binding Effect. This Agreement constitutes a valid and legally binding obligation of Acquiror enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            4.6 Brokers. Except for Donaldson, Lufkin & Jenrette Securities Corporation, whose fees will be paid by Acquiror, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Acquiror or any Subsidiary of Acquiror who is entitled to any fee or commission from Acquiror in connection with the transactions contemplated by this Agreement.

            4.7 Financing. On or prior to the date hereof, Acquiror has delivered to Sellers (i) a true and complete copy of a commitment letter from Bank of America NT&SA, Barclays Bank PLC and Union Bank of California, N.A. to provide to Acquiror a $600,000,000 six-month bridge revolving credit facility to be used solely to make debt or equity investments in power or energy projects,
(ii) a letter dated October 28, 1998 pursuant to which NationsBanc Montgomery Securities confirmed it was highly confident of its ability to arrange for Acquiror up to a $950 million of debt financing to finance a portion of the Purchase Price, (iii) a letter dated October 28, 1998 pursuant to which NationsBanc Montgomery Securities confirmed it was highly confident of its ability to arrange for the PEPL Companies as Acquiror's subsidiaries up to $1 billion of debt financing to finance a portion of the Purchase Price, and (iv) a letter dated October 29, 1998 pursuant to which the Chase Manhattan Bank confirmed that it was highly interested in the possible arrangement of $1 billion of senior credit facilities to finance a portion of the Purchase Price.

            4.8 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Acquiror nor any other Person makes any other express or implied representation or warranty on behalf of Acquiror.


                                ARTICLE V

                                COVENANTS

            5.1 Conduct of the Business. Except as otherwise contemplated by this Agreement or as set forth in Section 5.1 of the Disclosure Schedule or in any other Section of the Disclosure Schedule, during the period from the date hereof to the Closing, Sellers shall, and shall cause the PEPL Companies to, taking into account any matters that may arise that are attributable to the pendency of the transactions contemplated by this Agreement, (a) conduct the Business only in the ordinary course, consistent with past practice and (b) use their respective reasonable best efforts to preserve the business organization of the PEPL Companies intact, keep available the services of the current officers and employees of the PEPL Companies and maintain the existing relations with franchisees, customers, suppliers, creditors and business partners having business dealings with the PEPL Companies. In addition, from and after the date hereof to the Closing Date, except as otherwise contemplated by this Agreement or as set forth in Section
5.1 of the Disclosure Schedule, Sellers shall not permit any PEPL Company to, without the prior written consent of Acquiror (which consent shall not be unreasonably withheld or delayed):

            (i) amend its Certificate of Incorporation, By-Laws or other comparable charter or organizational documents or merge with or into or consolidate with any other person;

            (ii) issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any shares of, or securities convertible or exchangeable for, or options, puts, warrants, calls, commitments or rights of any kind to acquire, any of its capital stock or subdivide or in any way reclassify any shares of its capital stock or change or agree to change in any manner the rights of its outstanding capital stock;

            (iii) except as may be required by agreements or arrangements identified in the Disclosure Schedule, grant any severance or termination pay to, or enter into, extend or amend any employment, consulting, severance or other compensation agreement with, or otherwise increase the compensation or benefits provided to any of its directors, officers or other employees whose annual base salary is in excess of $100,000;

            (iv) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any properties or assets material to the Business having a fair market value in excess of $1 million individually or $10 million in the aggregate, other than (A) sales made in the ordinary course of business consistent with past practice or (B) sales of obsolete or other assets not presently utilized in the Business;

            (v) implement any change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Authority and other than as may be necessary or advisable in connection with the transactions contemplated hereby;

            (vi) make, change or revoke any Tax election or make any agreement or settlement regarding Taxes of any PEPL Company with any Tax authority, if such action would affect Acquiror or any of its Affiliates (including any PEPL Company) for taxable periods commencing after the Closing Date;

            (vii) (a) declare, set aside or pay any dividend or other distribution payable other than in Cash Equivalents, with respect to any shares of any class or series of capital stock of the PEPL Companies; (b) split, combine or reclassify any shares of any class or series of capital stock of the PEPL Companies; or (c) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of capital stock of the PEPL Companies, or any instrument or security which consists of or includes a right to acquire such shares;

            (viii) organize any new Subsidiary or acquire any capital stock of, or equity or ownership interest in, any other Person;

            (ix) modify, amend or terminate any Material Contract or waive, release or assign any material rights or claims under a Material Contract, except in the ordinary course of business and consistent with past practice;

            (x) (A) incur or assume any long-term debt, or except in the ordinary course of business consistent with past practice, incur or assume short-term indebtedness (other than intercompany indebtedness) exceeding $5 million in the aggregate from the date hereof until the Closing; (B) modify the terms of any indebtedness or other liability, other than modifications of short-term debt in the ordinary and usual course of business and consistent with past practice; (C) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other Person, except as described in Section

      5.1(a)(x) of the Disclosure Schedule; (D) enter into any material commitment or transaction (including, but not limited to, any material capital expenditure or purchase, sale or lease of material assets or real estate); or (E) dispose of or permit to lapse any rights to any material intellectual property used or useful in the Business;

            (xi) permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated, except policies providing coverage for losses not in excess of $1 million;

                  (xii) enter into any contract or transaction relating to the purchase of assets material to the PEPL Companies, taken as a whole, other than in the ordinary course of business consistent with past practices;

                  (xiii) pay, repurchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice;

                  (xiv) except as set forth in Section 2.3, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any PEPL Company;

                  (xv) take any action that would or is reasonably likely to materially impair the ability of the Sellers to consummate the Closing in accordance with the terms hereof or materially delay such consummation; and

                  (xvi) authorize any of, or commit or agree to take any of, the actions referred to in paragraphs (i) through (xv) above.

            5.2 Access; Confidentiality. (a) Prior to the Closing, Sellers shall, and shall cause the PEPL Companies to, permit Acquiror and its financing sources to have reasonable access, during normal business hours and upon reasonable advance notice, to the properties, books, records, accountants (subject to their availability) and executive-level personnel of Sellers and the PEPL Companies relating to the Business, and shall furnish, or cause to be furnished, to Acquiror, all other information concerning the Business or the PEPL Companies that is available as Acquiror may reasonably request. The foregoing shall entitle Acquiror to conduct Phase I environmental assessments at the properties of the PEPL Companies consistent with ASTM Standard E1527-97 prior to November 16, 1998. Acquiror shall coordinate the schedule of such assessments with Sellers. In connection with any access contemplated by this Section 5.2(a), Acquiror's representatives shall cooperate with Sellers' and PEPL's representatives and shall use their reasonable best efforts to minimize any disruption of the Business.

            (b) Except as hereinafter provided, without the prior written consent of Acquiror or Sellers, as appropriate, who delivered such information, Evaluation Material will be held in confidence and not disclosed by the receiving party (the "Recipient") or its Representatives or used by the Recipient or its Representatives other than directly or indirectly in connection with consideration of this Agreement or in connection with the performance of the agreements contemplated by Section 5.11 of this Agreement. Except as otherwise expressly provided in this Agreement, the Recipient further agrees to disclose Evaluation Material only to its Representatives who need to know the Evaluation Material to evaluate the transactions contemplated by this Agreement, or to accomplish the purpose of the agreements contemplated pursuant to Section
5.11 of this Agreement, and who are informed of its confidential nature and agree to be bound by the terms of this Section. The Recipient agrees to be fully responsible for any breach of this provision by any of its Representatives. In addition, Acquiror will not provide Evaluation Material to any employee of Acquiror engaged in procurement, contracting of or management of pipeline services or pipeline-related regulatory activities.

            (c) In addition, Acquiror and Sellers each agree that it will not for a period of 24 months from the date of the signing of this Agreement, except as contemplated by Section 5.9(a), employ or attempt to employ or divert an employee of the other party or any of its affiliates, provided, however, that neither Acquiror nor Sellers shall be prohibited from (a) employing any such employee who contacts Acquiror or Seller, as applicable, on his or her own initiative and without any direct or indirect solicitation by Acquiror or Seller, as applicable, and (b) conducting generalized solicitations for employees (which solicitations are not specifically targeted at employees of the other party) through the use of media advertisements, professional search firms or otherwise.

            5.3 Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, Sellers and Acquiror shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings with, and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority,
(ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the obtaining of transfers, modifications or amendments to permits required as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that, notwithstanding the foregoing, the actions of Sellers and Acquiror with respect to filings, approvals and other matters pursuant to the HSR Act and Other Antitrust Regulations shall be governed by Section 5.4.

            (b) Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Authority or any other information supplied by such party to a Governmental Authority in connection with this Agreement and the transactions contemplated hereby. Each party hereto shall promptly inform the others of any communication received by such party from any Governmental Authority regarding any of the transactions contemplated hereby. If any party hereto or Affiliate receives a request for additional information or documentary material from any Governmental Authority with respect to any of the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request.

            5.4 Antitrust Notification. (a) Sellers and Acquiror shall file on November 9, 1998 with (i) the FTC and the DOJ, the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act and (ii) any other applicable Governmental Authority all filings, reports, information and documentation required for the consummation of the transactions contemplated hereby pursuant to Other Antitrust Regulations. Each of Sellers and Acquiror shall furnish to each other's counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and Other Antitrust Regulations.

            (b) Each of Sellers and Acquiror shall use its best efforts to obtain any clearance required under the HSR Act and Other Antitrust Regulations for the consummation of the transactions contemplated by this Agreement and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and other Governmental Authorities and shall comply promptly with any such inquiry or request.

            (c) Each of Sellers and Acquiror shall use its best efforts to take any action reasonably necessary to vigorously defend, lift, mitigate and rescind the effect of any litigation or administrative proceeding adversely affecting this Agreement or the transactions contemplated hereby, including, without limitation, promptly appealing any adverse court or administrative order or injunction.

            (d) Notwithstanding anything to the contrary in this Section 5.4, Acquiror shall not be required to consent to any material limitations on its ownership or operation (or that of any of its Affiliates) of all or a material portion of Acquiror's business or assets or the businesses or assets of the PEPL Companies, taken as a whole, or compel the Acquiror, its Affiliates or the PEPL Companies to dispose of or hold separate any material portion of the business or assets of the Acquiror or the PEPL Companies taken as a whole. For the purposes of this Section 5.4(d), the determination of materiality shall be made by the Board of Directors of Acquiror in its reasonable judgment.

            5.5 Supplemental Disclosure. Sellers shall confer on a regular and frequent basis with Acquiror, report on operational matters and promptly notify Acquiror of, and furnish Acquiror with, any information it may reasonably request with respect to, any event or condition or the existence of any fact that would cause any of the conditions to Acquiror's obligation to consummate the transactions contemplated by this Agreement not to be completed, and Acquiror shall promptly notify Sellers of, and furnish Sellers with any information it may reasonably request with respect to, any event or condition or the existence of any fact that would cause any of the conditions to Sellers' obligation to consummate the transactions contemplated by this Agreement not to be completed. Sellers shall give notice to the Acquiror promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (ii) any failure of the Sellers, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that would create a Material Adverse Effect.

            5.6 Further Assurances. At any time after the Closing Date, Sellers, on the one hand, and Acquiror, on the other hand, shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Acquiror or Sellers, as the case may be, and necessary for it to satisfy its respective obligations hereunder or obtain the benefits contemplated hereby.

            5.7 Announcements. Prior to the Closing, neither Sellers nor Acquiror will issue any press release or otherwise make any public statement with respect to this Agreement and any of the transactions contemplated hereby without the prior consent of the other (which consent shall not be unreasonably withheld), except as expressly permitted by and in accordance with the terms of the Confidentiality Agreement. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

            5.8 No Solicitation. Sellers will not, and will not cause or permit the PEPL Companies or any of their or the PEPL Companies' directors, officers, employees, representatives or agents (collectively, the "PEPL Representatives") to, directly or indirectly, (i) negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets or capital stock or other equity interest in the PEPL Companies other than the transactions contemplated by this Agreement (an "Acquisition Transaction"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction,
(iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the PEPL Companies in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Sellers will inform in writing immediately following the receipt by any Seller, any PEPL Company or any PEPL Representative of any written proposal in respect of any Acquisition Transaction.

            5.9 Employee Matters. (a) Prior to December 1, 1998, Sellers and Acquiror shall agree on those employees currently employed by Parent or its Affiliates (other than the PEPL Companies) who are primarily employed on matters relating to the Business and who will become employees of the PEPL Companies (the "Transferred Employees"). All Transferred Employees and employees of the PEPL Companies employed on the Closing Date, including employees not actively at work by reason of layoff, sick leave, absence, vacation, short term disability or other approved leave of absence are hereinafter referred to as the "PEPL Employees." The term "PEPL Employees" shall not include employees who as of the Closing Date are "disabled" (within the meaning of the long term disability plans applicable to the PEPL Companies), former employees and retired employees of the PEPL Companies, and employees transferred from the PEPL Companies pursuant to Section 2.3(d) hereof (collectively, the "Excluded Employees"). Acquiror agrees that all PEPL Employees will remain employees of a PEPL Company immediately following the Closing at not less than the compensation levels in place immediately prior to the Closing.

            (b) The PEPL Companies will cease participation in all Employee Benefit Plans and Employee Arrangements other than the PEPL Employee Benefit Plans, PEPL Employee Arrangements and Parent Severance Plan as of the Closing Date.

            (c) Effective as of the Closing Date, and provided that such does not conflict with the terms of the collective bargaining agreements applicable to the PEPL Employees, Acquiror shall cause to be maintained compensation and benefits for the PEPL Employees for a period of not less than two years following the Closing Date which are comparable to and on the same terms and conditions, as provided for similarly situated employees of Acquiror and its Affiliates, provided, however, that it is understood and agreed by the parties that the PEPL Employees shall be covered under the provisions of Acquiror's retiree medical plan applicable to persons hired after January 1, 1991. Effective as of the Closing Date, Acquiror shall cause the PEPL Companies to (i) assume the obligations of Parent and its Affiliates arising under the Parent Severance Plan and (ii) maintain the Parent Severance Plan during the 18 months following the Closing Date, in each case, solely with respect to the PEPL Employees, and Acquiror shall indemnify Parent and its Affiliates for any liability with respect to any PEPL Employee under such plan, including any liability that may arise as a result of the transactions contemplated by this Agreement.

            (d) Except as provided in Section 5.9(f) hereof, service by the PEPL Employees with the PEPL Companies or any of their Affiliates prior to the Closing Date shall be recognized under any benefit plan or arrangement established, maintained or contributed to by Acquiror, the PEPL Companies, or any of their Affiliates after the Closing Date for the benefit of any PEPL Employee for all purposes, including but not limited to eligibility, vesting, benefit accruals and eligibility for retirement, provided, that such recognition does not result in any duplication of benefits. All liabilities with respect to any PEPL Employee arising under, in connection with or relating to any Employee Benefit Plan or Employee Arrangement (other than the Parent Severance Plan, PEPL Employee Benefit Plans and PEPL Employee Arrangements with respect to which Acquiror or the PEPL Companies assume all liabilities relating to the PEPL Employees whenever arising) shall be assumed and paid by the PEPL Companies, provided that the Closing Statement shall include an accrued liability in the amount of $1,000,000 relating to such liabilities.

            (e) Effective as of the Closing Date, Acquiror shall cause to be waived any pre-existing condition limitation under the medical and dental benefit plans applicable to PEPL Employees or their respective dependents, and shall cause the dollar amount of all expenses incurred by the PEPL Employees and their respective dependents prior to the Closing Date not to be recognized for purposes of computing any maximum benefit limitations under the relevant employee welfare benefit plans of Acquiror.

            (f) Effective as of 11:59 P.M. on December 31, 1998 (the "Effective Pension Time"), Acquiror, PEPL Companies or the applicable Affiliate thereof shall have in effect a defined benefit plan ("Acquiror's Plan") intended to be qualified pursuant to Section 401(a) of the Code that will provide benefits to the PEPL Employees, and that complies with Section 411(d)(6) of the Code with respect to Transferred Benefits (as defined below). Each PEPL Employee participating in the PEC Pension Plan immediately prior to the Effective Pension Time shall become a participant in Acquiror's Plan as of the Effective Pension Time. Acquiror's Plan shall provide for the assumption of all accrued benefits and other ancillary benefits of the PEC Pension Plan relating to the PEPL Employees, including any benefits arising from the transactions contemplated by this Agreement (the "Transferred Benefits"), calculated as of the Effective Pension Time, subject to the transfer of assets equal to the amount as described below. Following the completion of such transfer of assets from the PEC Pension Plan to Acquiror's Plan as provided below, the Acquiror's Plan and the PEPL Companies shall be solely responsible for such Transferred Benefits. The PEPL Employees shall cease accrual of benefits under the PEC Pension Plan effective as of the Effective Pension Time.

            Notwithstanding Section 5.9(d) above, except as provided in this
Section 5.9(f), service by the PEPL Employees with the PEPL Companies or any of their Affiliates prior to the Closing Date shall not be required to be recognized for benefit accrual purposes for any tax qualified pension plan maintained by Acquiror, the PEPL Companies, or any of their Affiliates after the Closing Date.

            Notwithstanding the above paragraph, Acquiror's Plan shall provide that each PEPL Employee shall be entitled to receive a benefit thereunder not less than the benefit such employee would have received under the PEC Pension Plan as in effect on the date hereof assuming (i) such employee's service under the PEC Pension Plan is equal to the sum of (A) the service of such employee which is recognized under the PEC Pension Plan immediately prior to the Effective Pension Time and (B) the service of such employee following the Effective Pension Time which is recognized under Acquiror's Plan and (ii) the compensation of such employee taken into account for purposes of computing the benefit under the PEC Pension Plan is the compensation such employee received irrespective of whether such compensation is associated with service immediately prior to the Effective Pension Time, service following the Effective Pension Time, or a combination thereof.

            Sellers shall cause Hewitt Associates LLC based in Atlanta ("Sellers' Actuary") to determine the amount of assets for the Transferred Benefits obligation to be transferred from the PEC Pension Plan to Acquiror's Plan (the "Transfer Amount"). The Transfer Amount shall be determined effective as of the Effective Pension Time by Sellers' Actuary on the basis of the assumptions set forth in
Section 5.9(f) of the Disclosure Schedule. In connection therewith, Sellers shall cause Sellers' Actuary to determine the amounts of charges and credits to the funding standard account under Section 412 of the Code, the funding standard account credit balance and the annual amortization charges and credits (such amounts determined under the provisions of IRS Service Revenue Ruling 81-212 and other applicable guidance) to be allocated between the PEC Pension Plan and the Acquiror's Plan as a result of the transfer of assets and liabilities anticipated under this Section 5.9(f). The actuarial calculation of the liabilities shall be reviewed by an actuarial firm designated by Acquiror ("Acquiror's Actuary") for accuracy and to ensure that such calculation was performed in accordance with Section 5.9(f) of the Disclosure Schedule. At the Closing, provided that (i) Acquiror has received a favorable determination letter from the IRS to the effect that Acquiror's Plan meets the requirements for qualification under Section 401(a) of the Code (or an opinion of Acquiror's counsel, reasonably satisfactory to Sellers, to such effect), (ii) Sellers have received a favorable determination letter from the IRS to the effect that the PEC Pension Plan meets the requirements for qualification under Section 401(a) of the Code (or an opinion of Sellers' counsel reasonably satisfactory to Acquiror to such effect), and (iii) the applicable regulatory filing requirements have been met, Sellers shall cause to be transferred from the Trust Fund for the PEC Pension Plan to the trust established for Acquiror's Plan, an amount in the form of cash or readily marketable securities reasonably acceptable to Acquiror equal to 85% of the amount reasonably estimated by Sellers' Actuary in good faith to be equal to the Transfer Amount (the "Initial Transfer Amount"), plus interest at an annual rate of 5.4% from the Effective Pension Time to the date of transfer. As soon as practicable after the final determination of the Transfer Amount (the "True-Up Date"), Sellers shall cause a second transfer to be made to Acquiror's Plan, in cash or readily marketable securities reasonably acceptable to Acquiror, of the "True-Up Amount." The True-Up Amount shall be equal to the sum of (i) the excess of the Transfer Amount over the Initial Transfer Amount and (ii) interest at an annual rate of 5.4% from the Effective Pension Time to the True-Up Date on the amount described in clause (i) above.

            If for any reason the Initial Transfer Amount actually transferred from the PEC Pension Plan to the Acquiror's Plan is more than the Transfer Amount, then on the True-Up Date or as soon thereafter as practicable, Acquiror's Plan shall pay to the PEC Pension Plan an amount, in cash or readily marketable securities reasonably acceptable to the Acquiror, equal to the amount by which the Initial Transfer Amount exceeds the Transfer Amount, plus interest thereon from the date of overpayment to the date on which such amount is paid to the PEC Pension Plan at an annual rate of 5.4%.

            Acquiror shall indemnify and hold Parent and its Affiliates harmless from (i) any liability arising from the failure of the Acquiror's Plan to comply with Section 411(d)(6) of the Code with respect to the Transferred Benefits and
(ii) any liability attributable to the Transferred Benefits.

            (g) 401(k) Plan. Sellers shall take all such action necessary and appropriate to cause each PEPL Employee participating in the PEC Pension Plan as of the Closing Date to become eligible to receive a distribution of his or her accrued benefit thereunder as a result of the transactions contemplated by this Agreement. Acquiror shall cause the Employees' Savings and Incentive Plan of Consumers Energy Company to accept a rollover pursuant to Section 402(a) of the Code and a direct transfer pursuant to Section 401(a)(31) of the Code in respect of such distributions.

            (h) Prior to and effective as of the Closing Date, Sellers shall take all such action necessary to cause each option to purchase shares of Parent common stock ("Seller Option") which is vested and unexercised immediately prior to the Closing Date granted by Sellers or their Affiliates to any PEPL Employee ("Optionee") to remain fully exercisable for a period of thirty (30) days after the Closing (or such longer period as may be provided in any Seller Option as of the date hereof).

            (i) Except as otherwise provided in this Section 5.9 or in the Parent Severance Plan, any PEPL Employee Benefit Plan or any PEPL Employee Arrangement, no provision of this Agreement shall be construed to prohibit the PEPL Companies or any Affiliate thereof from terminating the employment of any PEPL Employee, with or without cause, or amending or terminating any employee benefit plans or employee arrangements applicable to the PEPL Employees, including, but not limited to, any PEPL Employee Benefit Plan or PEPL Employee Arrangement maintained or contributed to by the PEPL Companies, Acquiror or their Affiliates.

            (j) Acquiror shall recognize any seniority rights of any Excluded Employee who is on long term disability as of the Closing Date and who offers to return to work with any PEPL Company and, if such employee returns to work with any PEPL Company, such employee shall be treated as a PEPL Employee effective as of such date.

            (k) Acquiror shall indemnify and hold Sellers and their Affiliates harmless with respect to any PEPL Employee from any employment-related liability, whether arising prior to or after the Closing Date. Except as otherwise provided in this Section 5.9, Sellers and their Affiliates shall indemnify and hold Acquiror and its Affiliates harmless with respect to any Excluded Employee from (i) any employment-related liability and (ii) any liability relating to, arising under or in connection with any Employee Benefit Plan or Employee Arrangement, including any liability under COBRA, whether arising prior to or after the Closing Date.

            (l) Sellers and Acquiror agree to cooperate to carry out the duties and responsibilities contained in this Section 5.9. In addition, Sellers agree to make available to Acquiror such information as Acquiror may reasonably request to facilitate the determination of (i) the period of service of any PEPL Employee with the PEPL Companies or any of their Affiliates prior to the Closing Date, (ii) individual service accruals and salary histories of the PEPL Employees and (iii) such other information as Acquiror may reasonably request to carry out the provisions of this Section 5.9.

            5.10 Preservation of Records. Acquiror agrees that it shall, at its own expense, preserve and keep the records held by it relating to the Business that could reasonably be required after the Closing by Sellers for as long as is specified for such categories of records in document retention program applicable to the Business in effect on the Closing Date (a copy of which has been provided to Acquiror). In addition, Acquiror shall make such records available to Sellers as may be reasonably required by Sellers in connection with, among other things, any insurance claim, legal proceeding or governmental investigation relating to the Business. Notwithstanding the foregoing, Sellers shall retain with respect to each PEPL Company all original books, records, reports, Tax Returns and all other information relating to Taxes for taxable periods that end on or prior to the Closing Date. At Acquiror's request, Sellers shall provide copies of such retained materials (including computer files and similar electronic media), at Acquiror's expense, to Acquiror.

            5.11 Other Agreements. Each of PEC and Acquiror agrees that it shall, on or prior to the Closing, enter into (i) a Transition Services Agreement for PEC Services, substantially in the form of Exhibit D-1 hereto, with respect to transition services to be provided by PEC or its Affiliates to the Sold Subsidiaries or their Affiliates, (ii) a Transition Services Agreement for Sold Subsidiary Services, substantially in the form of Exhibit D-2 hereto, with respect to transition services to be provided by the Sold Subsidiaries to PEC or its Affiliates, (iii) a LNG Terminal & Transportation Agreement, substantially in the form of Exhibit E hereto, with respect to terminaling and transportation services to be provided to PEC by Acquiror, (iv) an Intellectual Property Agreement, substantially in the form of Exhibit F hereto, with respect to Intellectual Property to be utilized by both Sellers and the PEPL Companies following the Closing Date, (v) an Access and Support Agreement, substantially in the form of Exhibit G hereto, with respect to PEC's access to certain data and employees of the Business in connection with PEC's defense of certain retained litigation and (vi) an Operation and Maintenance Agreement, substantially on the terms reflected in Exhibit H hereto, with such modifications as may be negotiated in good faith by the parties prior to the Closing Date. Each of PEC and Acquiror shall, and shall cause its respective subsidiaries to, perform their respective obligations under the agreements described above. In addition each of PEC and Acquiror agrees that it shall, on or prior to the Closing, negotiate and enter into definitive agreements relating to the field services and joint operations described in Section 5.11 of the Disclosure Schedule.

            5.12 Related Party Payments. Except as otherwise provided in this Agreement and the other agreements and documents contemplated hereby, all liabilities and obligations of the PEPL Companies to Sellers and other Subsidiaries of Parent (other than the PEPL Companies) shall be paid or otherwise settled on or prior to the Closing.

            5.13 Insurance. (a) Sellers and Acquiror agree that Casualty Insurance Claims relating to the Business (including reported claims and including incurred but not reported claims) will remain with the PEPL Companies immediately following the Closing. For purposes hereof, "Casualty Insurance Claims" shall mean workers' compensation, auto liability, general liability and products liability claims and claims for damages caused to PEPL facilities generally insured under all risk, real property, boiler and mechanical breakdown insurance coverage. The Casualty Insurance Claims are subject to the provisions of policies of insurance with insurance carriers and contractual arrangements with insurance adjusters maintained by PEC or its Affiliates prior to the Closing (collectively, the "Insurance Policies"). With respect to the Casualty Insurance Claims, the following procedures shall apply: (i) Parent or its Affiliates shall continue to administer, adjust, settle and pay, on behalf of the PEPL Companies, all Casualty Insurance Claims with dates of occurrence prior to the date of Closing; provided, that PEC will obtain the consent of Acquiror prior to adjusting, settling or paying any Casualty Insurance Claim of an amount greater than $10,000 and provided, further, that PEC shall permit Acquiror to join PEC in any settlement negotiations with claimants, insurers or insurance adjusters; and (ii) PEC shall invoice PEPL at the end of each month for Casualty Insurance Claims paid on behalf of PEPL by PEC. Acquiror shall cause PEPL to pay the invoice within 15 days of its date. In the event that PEPL does not pay PEC within 15 days of such invoice, interest at the rate of 10% per annum shall accrue on the amount of such invoice. Casualty Insurance Claims to be paid by PEPL hereunder shall include all costs necessary to settle claims including, but not limited to, compensatory, medical, legal and other allocated expenses. In the event that any Casualty Insurance Claim exceeds a deductible or self-insured retention under the Insurance Policies, PEPL shall be entitled to the benefit of any insurance proceeds that may be available to discharge any portion of such Casualty Insurance Claim.

            (b) Sellers make no representation or warranty with respect to the applicability, validity or adequacy of any Insurance Policy, and Sellers shall not be responsible to Acquiror or any of its Affiliates for the failure of any insurer to pay under any such Insurance Policy.

            (c) Nothing in this Agreement is intended to provide or shall be construed as providing a benefit or release to any insurer or claims service organization of any obligation under any Insurance Policy. Sellers and Acquiror confirm that the sole intention of this Section 5.13 is to divide and allocate the benefits and obligations under the Insurance Policies between them as of the Closing Date and not to affect, enhance or diminish the rights and obligations of any insurer or claims service organization thereunder. Nothing herein shall be construed as creating or permitting any insurer or claims service organization the right of subrogation against Sellers or Acquiror or any of their Affiliates in respect of payments made by one to the other under any Insurance Policy.

            (d) If Acquiror requests a copy of an insurance policy relating to a pending or threatened Casualty Insurance Claim, Sellers shall provide a copy of all relevant insurance policies which insure such Casualty Insurance Claim within five Business Days, provided, that if Sellers cannot provide such policy within five days after exercising reasonable best efforts to locate such policy, Sellers shall continue to exercise their reasonable best efforts to provide such policy to Acquiror as soon as possible thereafter.

            5.14 Environmental Remediation. (a) Sellers have conducted or have caused to be conducted an environmental investigation at the real property on which is located certain of the material operations of the PEPL Companies ("Sellers' Investigation") and have made available to Acquiror copies of reports of Sellers' Investigation, which reports are identified on Section 3.17 of the Disclosure Schedule. In connection with Sellers' Investigation, Sellers have developed or caused to be developed the PEPL Cleanup Program and the TGC Cleanup Program, which established programs regarding further investigation and remediation of certain real property to address the presence of polychlorinated biphenyls (PCB) and petroleum hydrocarbons in the environment (the "Work").

            (b) As of the Closing, PEC shall have implemented, but not completed, the Work required by the PEPL Cleanup Program and the TGC Cleanup Program. From and after the Closing, PEC agrees to complete all of the Work required by the PEPL Cleanup Program and the TGC Cleanup Program at PEC's sole cost and expense. In undertaking the Work, PEC shall: (1) comply in all material respects with applicable Environmental Laws; (2) provide Acquiror with a written scope of work related to any phase of the Work, including, but not limited to, the type, location, number and laboratory analyses to be conducted in connection with such work, the identity of all significant contractors related to such work, and the schedule for such work; (3) provide Acquiror with reasonable prior notice of any field work to be conducted in connection with the Work and coordinate with Acquiror to ensure that such field work does not unreasonably interfere with any of Acquiror's or the PEPL Companies' operations or pose an unreasonable risk of harm to persons or property; (4) allow employees and representatives of Acquiror and the PEPL Companies to be present to observe all field work conducted by Sellers in connection with the Work; (5) promptly provide Acquiror and the PEPL Companies with copies of all final and complete data, documents, correspondence, reports, or other information related to the Work; (6) provide Acquiror and the PEPL Companies with a reasonable opportunity to review and comment on any submissions to be provided to governmental regulators with respect to the Work and make reasonable efforts to accommodate the comments of Acquiror and the PEPL Companies, provided that the comments are consistent with the scope of work and the approach of the PEPL and TGC Cleanup Programs; (7) provide Acquiror and the PEPL Companies with reasonable advance notice of all meetings with governmental regulators with respect to the Work, and allow Acquiror and the PEPL Companies and their representatives to attend (but not to actively participate in) such meetings; (8) furnish evidence, in a form reasonably acceptable to Acquiror, of general liability, automotive and workers compensation insurance issued to Sellers and/or its contractors and consultants, naming Acquiror and the PEPL Companies as additional insureds, and protecting Acquiror and the PEPL Companies and their agents, employees, tenants and invitees from and against personal injury and property damage with respect to the performance of the Work; (9) not permit any lien to be filed against any of the property of the PEPL Companies for any labor or materials in connection with the Work, and, in the event that such lien is filed, shall cause such lien to be removed no later than 30 days after the filing of such lien; (10) to the extent permitted by Environmental Law, maintain responsibility and liability for managing all waste materials generated in connection with the performance of the Work, including, but not limited to, the proper disposal of any contaminated media, pollutants or hazardous waste that is generated in connection with the Work; (11) plug in compliance with applicable Environmental Laws any and all groundwater monitoring wells installed pursuant to the PEPL Cleanup Program and the TGC Cleanup Program and repair and restore, to the extent practical, any areas of the real property adversely impacted by soil borings taken by Sellers as part of the PEPL Cleanup Program and the TGC Cleanup Program; and (12) ensure that implementation of the Work does not prevent or materially impair the PEPL Companies from using the property as currently used.

            (c) Subject to Section 5.14(b), Acquiror shall assist and shall cause its and the PEPL employees to reasonably assist PEC, its agents or representatives with undertaking the Work, provided, that such assistance shall not require it or any of the PEPL Companies to incur any out-of-pocket costs or expenses not reimbursable by Sellers pursuant to this Agreement. Acquiror will not knowingly or intentionally obstruct, hinder, or increase the scope or the expense of the Work and will not seek to influence any Governmental Authority to increase the scope of the Work, impose more stringent cleanup criteria or otherwise make it more difficult or costly for Sellers to complete the Work required under the PEPL and TGC Cleanup Programs. Acquiror shall afford PEC and its agents and representatives, including, but not limited to environmental contractors and consultants, with reasonable cooperation, including, but not limited to reasonable access to any of the real property for which Work is required, relevant records and personnel. Reasonable cooperation shall also include, but not be limited to: (i) providing access to water, telephone lines, electricity and other readily available utilities reasonably necessary to undertake any Work; (ii) permission to operate, maintain and upgrade any equipment, associated piping, monitoring and extraction wells and other items and appurtenances necessary to operate and maintain any necessary remediation system; (iii) notification by Acquiror as soon as practicable of any event or environmental condition at any site subject to Work that Acquiror reasonably believes could adversely affect PEC's continuing obligations under this section; (iv) procuring additional Environmental Permits, if necessary, in order to undertake the required Work; and (v) filing any necessary reports with Governmental Authorities.

            5.15 Financing. (a) On or prior to November 23, 1998, Acquiror will deliver to Sellers (i) true and complete copies of firm commitment letters from nationally recognized financial institutions to provide debt financing, subject to the execution of definitive financing arrangements and other normal conditions applicable to credits of a similar nature, for use as payment of a portion of the Purchase Price in an amount not less than $1,900,000,000, less any amount that Acquiror places in escrow pursuant to Section 5.15(b) (the "Commitment Letters") and (ii) all waivers necessary to consummate the transactions contemplated by this Agreement including, without limitation, those referenced on Section 4.4 of the Disclosure Schedule. Acquiror agrees to extend the termination date of the Commitment Letters upon their original expiration for a period ending on the Closing Date or the termination of this Agreement pursuant to Article IX.

            (b) Acquiror agrees to promptly notify Sellers if at any time prior to the Closing Date it no longer believes in good faith that it will be able to borrow at least $1,900,000,000, less any amount that Acquiror places in escrow pursuant to this Section 5.15(b), substantially on the terms described in the Commitment Letters. Acquiror shall not borrow any amounts available under any facilities established pursuant to the Commitment Letters, except for use in paying the Purchase Price at Closing or any amount remaining available under such facilities after payment in full of the Purchase Price; provided, that the foregoing restriction shall not apply to the extent that Acquiror places cash in escrow for the payment of the Purchase Price, pursuant to an escrow agreement reasonably satisfactory to Sellers.

            5.16 LNG Port Facility Bonds. Acquiror understands that certain of the facilities comprising the operations of LNG (the "LNG Facilities") were financed with the proceeds of bonds issued by the Lake Charles Harbor and Terminal District, the interest on which is excludable, for federal income tax purposes, from the gross income of the holders thereof (the "Lake Charles Bonds"). Acquiror further understands that the federal tax-exempt status of the Lake Charles Bonds is based on, among other things, the LNG Facilities being property that is used (or property that is functionally related and subordinate to property that is used) to off-load products from waterborne vessels that dock at the LNG Facilities and to store temporarily the products off-loaded (the "Qualifying Use"). Acquiror represents to Sellers that it has no intention or expectation of using the LNG Facilities for any purpose other than the Qualifying Use described in the preceding sentence. Acquiror agrees that it will notify Sellers in writing of any use of the Facilities different than the Qualifying Use described above as soon as practicable after it decides to commence such different use and in no event later that five business days after such different use commences.

            5.17 Superfund Claims. Sellers covenant and agree that after the Closing, Sellers shall have the sole and exclusive responsibility for conducting, defending and prosecuting on behalf of the Acquiror and the PEPL Companies any claim against or obligation of TGC under CERCLA, RCRA or the analogous Arkansas laws as a result of TGC being identified as a potentially responsible party at the South Eighth Street Superfund Site, in West Memphis, Arkansas, and the Gurley Pit Superfund Site in Edmonson, Arkansas (collectively, the "Superfund Claims"); provided, Acquiror and the PEPL Companies shall cooperate with Sellers with respect to the conduct, defense, and prosecution of any Superfund Claims, which cooperation shall include, but not be limited to, providing timely and adequate notice of any claims, consenting to settlements, and making people and records available, although Acquiror and the PEPL Companies shall not be required to incur any out-of-pocket expenses unless Sellers have agreed to reimburse all such out-of-pocket expenses.

                               ARTICLE VI

                          CONDITIONS TO CLOSING

            6.1 Conditions to the Obligations of Acquiror and Sellers. The respective obligation of each party to effect the Closing is subject to the satisfaction of the following conditions or written waiver thereof by each party hereto (to the extent permitted under Applicable Laws) on or prior to the Closing Date:

            (a) No Injunctions or Restraints. No statute, rule, regulation, decree, preliminary or permanent injunction, temporary restraining order or other order of any nature of any U.S. federal or state Governmental Authority shall be in effect that restrains or prevents the transactions contemplated hereby; provided, however, that in the case of a decree, injunction or other order, each of the parties shall use its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order.

            (b) HSR Act. The applicable waiting periods under the HSR Act shall have expired or been terminated.

            (c) Consents Obtained. All consents set forth in Section 6.1(c) of the Disclosure Schedule shall have been obtained.

            6.2 Conditions to the Obligations of Acquiror. The obligation of Acquiror to effect the Closing is further subject to the satisfaction of the following conditions, any or all of which may be waived in writing on or prior to the Closing Date by Acquiror.

            (a) Representations and Warranties. The representations and warranties of Sellers made herein shall be true and correct in all material respects at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is expressly made as of a specified date, in which case such representation or warranty shall be true and correct in all material respects only as of such date. Acquiror shall have received a certificate from each Seller to that effect dated the Closing Date and signed on behalf of such Seller by an authorized officer of such Seller.

            (b) Agreements. Each Seller shall have performed in all material respects all of its material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Acquiror shall have received a certificate from each Seller to that effect dated the Closing Date and signed on behalf of such Seller by an authorized officer of such Seller.

            (c) Government Action. There shall not be pending any suit, action or proceeding by any Governmental Authority, domestic or foreign, (i) seeking to prohibit or impose, in connection with the transactions contemplated hereby, any material limitations on Acquiror's ownership or operation (or that of any of its Subsidiaries or Affiliates) of all or a material portion of Acquiror's business or assets, or the businesses or assets of the PEPL Companies, or to compel the Acquiror or its Subsidiaries and Affiliates or the PEPL Companies to dispose of or hold separate any material portion of the business or assets of the PEPL Companies or the Acquiror, (ii) seeking to restrain or prohibit the consummation of the Closing or the performance of any of the other transactions contemplated hereby or (iii) seeking to impose material limitations on the ability of the Acquiror effectively to exercise full rights of ownership of the Shares.

            (d) Material Adverse Effect. There shall not have occurred any Material Adverse Effect.

            (e) Resignation of Directors of the PEPL Companies. All of the directors of the PEPL Companies shall have tendered their resignations as members of such board to such PEPL Company.

            6.3 Conditions to the Obligations of Sellers. The obligation of Sellers to effect the Closing is further subject to the satisfaction of the following conditions, any or all of which may be waived in writing on or prior to the Closing Date by Sellers:

            (a) Representations and Warranties. The representations and warranties of Acquiror made herein shall be true and correct in all material respects, at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is expressly made as of a specified date, in which case such representation or warranty shall be true and correct in all material respects, only as of such date. Sellers shall have received a certificate to that effect dated the Closing Date and signed on behalf of Acquiror by an authorized officer of Acquiror.

            (b) Agreements. Acquiror shall have performed in all material respects all of its material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Sellers shall have received a certificate to that effect dated the Closing Date and signed on behalf of Acquiror by an authorized officer of Acquiror.

            (c) Government Action. There shall not be pending any suit, action or proceeding by any Governmental Authority, domestic or foreign, seeking to restrain or prohibit the consummation of the Closing or the performance of any of the other transactions contemplated hereby.


                               ARTICLE VII

                    SURVIVAL; GENERAL INDEMNIFICATION

            7.1 Survival. All of the representations and warranties of Sellers and Acquiror contained in this Agreement (other than in Section 3.10) and all claims and causes of action with respect thereto shall terminate on March 31, 2000 and notices of such claims for indemnification under Section 7.2(a) or 7.3(a) must be given prior to March 31, 2000. In the event notice of such claim for indemnification under Section 7.2(a) or Section 7.3(a) is given (within the meaning of Section 10.5) within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved.

            7.2 Indemnification by Acquiror. (a) Subject to Section 7.1 and 7.2(b), and except as otherwise provided in Article VIII, Acquiror hereby agrees that it shall indemnify, defend and hold harmless Sellers and their respective stockholders, directors, officers, employees, representatives, advisors, agents and Affiliates (the "Seller Indemnified Parties") from, against and in respect of any and all damages, claims, losses, charges, actions, suits, proceedings, deficiencies, Taxes, interest, penalties, and reasonable costs and expenses (but not including, consequential, exemplary, special and punitive damages and lost profits, other than such damages awarded to any third party against an Indemnified Party) (collectively, the "Losses") arising out of, relating to or resulting from, directly or indirectly:

                  (i) any breach of any representation or warranty made by Acquiror contained in this Agreement;

                  (ii) the breach of any covenant or agreement of Acquiror contained in this Agreement; and

                  (iii) except as otherwise provided in Article VIII or specifically enumerated as an item as to which Sellers will indemnify Acquiror pursuant to Section 7.3, all liabilities and obligations of the PEPL Companies and/or the Business, regardless of when they arose or arise and regardless of by whom or when asserted (including, without limitation, all liabilities and expenses attributable to the PEPL Employee Benefit Plans and the PEPL Employee Arrangements or otherwise to be assumed or paid by Acquiror or the PEPL Companies pursuant to Section 5.9).

            (b) Acquiror shall not be liable to the Seller Indemnified Parties for any Losses with respect to the matters enumerated in Section 7.2(a)(i) unless the Losses therefrom exceed an aggregate amount equal to $45 million (the "Deductible"), and then only for such Losses in excess of such amount, and only up to an aggregate amount equal to $250 million. For purposes of this Section
7.2 only, the representations and warranties of Acquiror contained in this Agreement shall be read without giving effect to any "materiality" exceptions; provided, that Losses relating to any single breach or series of related breaches of such representations and warranties shall be deemed to not constitute a Loss, and therefore shall not consume the Deductible or be indemnifiable hereunder, unless such Losses relating to any single breach or series of related breaches exceed $1 million.

            (c) Notwithstanding any other provision in this Agreement to the contrary, this Section 7.2 shall not apply to any claim of indemnification with respect to Tax matters. Claims for indemnification with respect to Tax matters shall be governed by Article VIII.

            7.3 Indemnification by Sellers. (a) Subject to Sections 7.1 and 7.3(b), and except as otherwise provided in Article VIII, Sellers hereby agree to jointly and severally indemnify, defend and hold harmless Acquiror and its directors, officers, employees, representatives, advisors, agents and Affiliates (other than employees of the PEPL Companies) (the "Acquiror Indemnified Parties") from, against and in respect of any Losses arising out of, relating to or resulting from, directly or indirectly:

                        (i) any breach of any representation or warranty made by Sellers contained in this Agreement;

                        (ii) the breach of any covenant or agreement of Sellers contained in this Agreement; provided, that with respect to the covenant contained in Section 5.14, Sellers shall have no obligation to indemnify the Acquiror Indemnified Parties for any Losses incurred due to Acquiror's decision to voluntarily undertake any of the Work; and provided, further, that (A) if Sellers refuse to complete the Work notwithstanding the covenant set forth in Section 5.14 or (B) if Acquiror or the PEPL Companies are ordered by a Governmental Authority to undertake any investigation or remediation that is encompassed in the Work, and, after giving Sellers reasonable and timely notice of the Governmental Authority's order, the Sellers have refused to undertake such part of the Work encompassed by the Governmental Authority order, then Sellers shall have an obligation to indemnify the Acquiror Indemnified Parties for Losses they reasonably incur with respect to any portion of the Work undertaken by Acquiror or the PEPL Companies under such circumstances;

                        (iii) any liabilities and expenses attributable to Employee Benefit Plans (other than PEPL Employee Benefit Plans) and Employee Arrangements (other than PEPL Employee Arrangements), except for liabilities and expenses to be paid by Acquiror and/or PEPL pursuant to
      Section 5.9;

                        (iv) any liabilities and expenses of the PEPL Companies attributable to the Wattenberg System;

                        (v) any liabilities and expenses attributable to (A) Anadarko Petroleum Corporation v. PanEnergy Pipe Line Company, Panhandle Eastern Pipe Line Company, PanEnergy Corporation and Panhandle Eastern Corporation, et al. (Cause No. 97-25497) and (B) Riverside Pipeline Company, L.P., Kansas Pipeline Partnership, The Bishop Pipeline Company, Syenergy Pipeline Company, L.P., Kansas Natural Partnership, Kansok Partnership, Riverside Pipeline Partnership and Margasco v. Panhandle Eastern Pipe Line Company (Case No. 97-0642-CV-W-4); provided, that Sellers shall have no obligation to indemnify the Acquiror Indemnified Parties for any Losses pursuant to clause (A) of this Section 7.3(a)(v) in excess of the Losses which would be incurred under the "Order On Compliant" issued October 20, 1998 by the FERC (85 FERC ? 61,090) as in effect at the Closing, without giving effect to any subsequent change, modification, or amendment which may be made by the FERC by any subsequent order issued on or after the Closing, unless Acquiror and/or the PEPL Companies have taken all reasonable steps to oppose the issuance of the subsequent order effecting such change, modification or amendment, or, if issued, to seek rehearing of the subsequent order before the FERC or the appeal courts, and despite such efforts such subsequent order remains in full force and effect;

                        (vi) any liabilities and expenses attributable to the contracts set forth in Section 7.3(a)(vi) of the Disclosure Schedule;

                        (vii) any Environmental Costs and Liabilities attributable to the Superfund Claims; provided, that Acquiror and the PEPL Companies have complied with their obligations under Section 5.17 of this Agreement;

                        (viii) any fines assessed by the Illinois Environmental Protection Agency and actually incurred by the PEPL Companies (after a good faith attempt to obtain a reduction in any assessment) as a result of the currently alleged violations by PEPL of the existing air permit at the Glenarm, IL, compressor station, but not any other costs, expenses, liabilities or obligations of any nature relating thereto, including, without limitation, the costs of any required capital improvements necessary to bring the Glenarm, IL, compressor unit into compliance with current or future air regulation; and

                        (ix) the liability, if any, for customer refunds owed by TGC pursuant to Article VIII ("Provisions Respecting the LNG Terminal") of "the Offer of Settlement" dated July 15, 1992 (the "LNG FERC Settlement") approved by the FERC Order dated August 28, 1992 (60 FERC ? 61,209) to the extent such refunds are in fact made in accordance with the LNG FERC Settlement.

            (b) Sellers shall not be liable to the Acquiror Indemnified Parties for any Losses with respect to the matters enumerated in Sections 7.3(a)(i) unless the Losses therefrom exceed an aggregate amount equal to the Deductible, and then only for such Losses in excess of the Deductible, and only up to an aggregate amount equal to $250 million. For purposes of this Section 7.3 only, the representations and warranties of Sellers contained in this Agreement shall be read without giving effect to any "Material Adverse Effect" or "materiality" exceptions; provided, that Losses relating to any single breach or series of related breaches of such representations and warranties shall be deemed to not constitute a Loss, and therefore shall not consume the Deductible or be indemnifiable hereunder, unless such Losses relating to any single breach or series of related breaches exceed $1 million.

            (c) Notwithstanding any other provision in this Agreement to the contrary, this Section 7.3 shall not apply to any claim of indemnification with respect to Tax matters. Claims for indemnification with respect to Tax matters shall be governed by Article VIII.

            7.4 Procedure for Indemnification. Subject to Section 7.1, all claims for indemnification under this Article VII shall be asserted and resolved as follows:

            (a) In the event that any claim or demand, or other circumstance or state of facts which could give rise to any claim or demand, for which an Indemnifying Party may be liable to an Indemnified Party hereunder, is asserted or sought to be collected by a third party (an "Asserted Liability"), the Indemnified Party shall as soon as reasonably possible notify the Indemnifying Party in writing of such Asserted Liability, specifying the nature of such Asserted Liability (the "Claim Notice"); provided, that no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is materially prejudiced by such delay. The Indemnifying Party shall have 60 days (or less if the nature of the Asserted Liability requires) from its receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party's sole cost and expense and by counsel of its own choosing, to defend against such Asserted Liability; provided, that if, under applicable standards of professional conduct a conflict on any significant issue between the Indemnifying Party and any Indemnified Party exists in respect of such Asserted Liability, then the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and expenses of one additional counsel (who shall be reasonably acceptable to the Indemnifying Party). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), consent to any settlement unless such settlement (i) includes a complete release of the Indemnified Party and (ii) does not require the Indemnified Party to make any payment or forego or take any action. Notwithstanding the foregoing, the Indemnified Party shall have the right to control, pay or settle any Asserted Liability which the Indemnifying Party shall have undertaken to defend so long as the Indemnified Party shall also waive any right to indemnification therefor by the Indemnifying Party. If the Indemnifying Party undertakes to defend against an Asserted Liability, the Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the investigation, defense and settlement thereof, but the Indemnifying Party shall control the investigation, defense and settlement thereof. If the Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense. If the Indemnifying Party elects not to defend against such Asserted Liability, then the Indemnifying Party shall have the right to participate in any such defense at its sole cost and expense, but the Indemnified Party shall control the investigation, defense and settlement thereof at the reasonable cost and expense of the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any Asserted Liability effected without its prior written consent (which consent shall not be unreasonably withheld).

            (b) In the event that an Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. The Indemnifying Party shall have 60 days from the date such Claim Notice is delivered during which to notify the Indemnified Party in writing of any good faith objections it has to the Indemnified Party's Claim Notice or claims for indemnification, setting forth in reasonable detail each of the Indemnifying Party's objections thereto. If the Indemnifying Party does deliver such written notice of objection within such 60-day period, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve any such dispute within 60 days of the delivery by the Indemnifying Party of such written notice of objection.

            (c) With respect to the liabilities for which Sellers may be required to provide indemnification pursuant to Section 7.3(a)(i) resulting from a breach or alleged breach of Section 3.17, the Acquiror Indemnified Parties shall cooperate with Sellers, provide Sellers as promptly as possible with all relevant materials, information and data requested by Sellers and shall grant Sellers, without charge, reasonable access to employees and premises of the PEPL Companies, including the right to conduct environmental tests thereon and to take samples therefrom.

            (d) Acquiror acknowledges that the indemnification provisions contained in Section 5.9, this Article VII and Article VIII, together with the termination rights under Article IX, constitute Acquiror's sole remedies with respect to any of the matters arising out of or in connection with this Agreement, the Disclosure Schedule or any Exhibit hereto. Acquiror acknowledges and agrees that: (i) Acquiror and its representatives have the experience and knowledge to evaluate the business, financial condition, assets and liabilities of the PEPL Companies; and (ii) in determining to acquire the Shares and, therefore, the Business and the underlying assets and liabilities of the PEPL Companies (including the real property, fixtures and the tangible personal property), Acquiror has made its own investigation into, and based thereon Acquiror has formed an independent judgment concerning, the Shares, the Business and the underlying assets and liabilities of the PEPL Companies (including the real property, fixtures and the tangible personal property). It is therefore expressly understood and agreed that, except as otherwise provided in this Agreement, Acquiror accepts the condition of the real property and tangible personal property of the PEPL Companies "AS IS, WHERE IS" without any representation, warranty or guarantee, express or implied, as to merchantability, fitness for a particular purpose or otherwise as to the condition, size, extent, quantity, type or value of such property. Acquiror hereby waives, releases and agrees not to make any claim or bring any contribution, cost recovery or other action against Sellers, their respective Affiliates, and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees and their heirs, successors and assigns, under the Environmental Laws, common law, or any federal, state or local environmental or other law or regulation now existing or hereafter enacted other than for Losses which Sellers are expressly required to indemnify Acquiror under this Article VII or for specific performance of Sellers' obligations under Section 5.14. Acquiror agrees that it will not bring any such claim or action under any Environmental Laws or any other environmental or other law or regulation which seeks to allocate liabilities between Acquiror and Sellers in a different manner than as expressly set forth in this Agreement or in a more costly manner than would be the case under applicable Environmental Laws or other laws in effect on the date hereof.

            7.5 Characterization of Indemnification Payments. All amounts paid by Acquiror or Sellers, as the case may be, under this Article VII or Article VIII shall be treated as adjustments to the Purchase Price for all Tax purposes.

            7.6 Computation of Losses; Disputes. The amount of any Losses for which indemnification is provided under Section 5.9, this Article VII or Article VIII shall be reduced by (x) any related Tax benefits if and when actually realized or received, and (y) any insurance recovery if and when actually realized or received in each case in respect of such Losses. Any such recovery shall be promptly repaid by the Indemnified Party to the Indemnifying Party following the time at which such recovery is realized or received pursuant to the previous sentence, minus all reasonably allocable costs, charges and expenses incurred by the Indemnified Party in obtaining such recovery. Notwithstanding the foregoing, if (x) the amount of Indemnifiable Losses for which the Indemnifying Party is obligated to indemnify the Indemnified Party is reduced by any Tax benefit or insurance recovery in accordance with the provisions of the previous sentence, and (y) the Indemnified Party subsequently is required to repay the amount of any such Tax benefit or insurance recovery or such Tax benefit or insurance recovery is disallowed, then the obligation of the Indemnifying Party to indemnify with respect to such amounts shall be reinstated immediately and such amounts, plus interest at the Agreed Rate, shall be paid promptly to the Indemnified Party in accordance with the provisions of this Agreement.


                              ARTICLE VIII

                    TAX MATTERS; TAX INDEMNIFICATION

            8.1 Tax Matters. (a) Taxes. Sellers shall be jointly and severally liable for, shall promptly defend and shall indemnify and hold each of the Acquiror Indemnified Parties harmless from and against, any and all Losses suffered or incurred by any Acquiror Indemnified Party resulting from, arising out of, based upon or relating to, the following:

                        (i) any and all Taxes imposed on any member of a consolidated, combined or unitary group of which any PEPL Company (or any predecessor) is or was a member on or prior to the Closing Date, by reason of the liability of any PEPL Company pursuant to Treasury Regulation
      Section 1.1502-6(a) or any similar foreign, state or local law or regulation;

                        (ii) any breach of any of the representations and warranties contained in Section 3.10;

                        (iii) except as provided in Section 8.1(d), any and all Taxes imposed on any PEPL Company resulting from, arising out of, based on or relating to the transactions contemplated by Section 2.3;

                        (iv) any and all Taxes imposed on any PEPL Company (or any predecessor), or for which any PEPL Company (or any predecessor) may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and including the Closing Date; and

                        (v) any and all Taxes imposed by any taxing authority on any PEPL Company resulting from, arising out of, based on or relating to the Election made pursuant to Section 8.6.

provided, however, that Sellers shall not be liable for and shall not indemnify the Acquiror Indemnified Parties against any liability for Taxes resulting from transactions or actions taken by the Acquiror, any PEPL Company or any of their respective Affiliates on the Closing Date but after the Closing shall have occurred that are outside the ordinary course of business and not contemplated by this Agreement ("Excluded Taxes").

            (b) Acquiror shall be liable for, shall promptly defend and shall indemnify and hold the Seller Indemnified Parties harmless from and against any and all Losses suffered or incurred by any of them resulting from, arising out of, based upon or relating to, the following:

                        (i) any and all Taxes imposed on any PEPL Company for
            any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date;

                        (ii)        Excluded Taxes; and

                        (iii) any failure by Acquiror to timely pay any and all
            Taxes required to be borne by Acquiror referred to in Section
            8.1(d).

            (c) To the extent permitted by law or administrative practice, (A) the taxable year of each PEPL Company that includes the Closing Date shall be treated as closing on (and including) the Closing Date and (B) all transactions not in the ordinary course of business occurring on the Closing Date but after the Closing shall have occurred shall be reported on Acquiror's consolidated United States federal income Tax Return to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) and shall be similarly reported on other Tax Returns of Acquiror or its Affiliates to the extent permitted by law. For purposes of paragraphs (a)(iv) and (b)(i) above, where it is necessary to apportion between Sellers and Acquiror the Tax liability of an entity for a Straddle Period (which is not treated under the immediately preceding sentence as closing on the Closing Date), such liability shall be apportioned between the period deemed to end at the close of the Closing Date and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books, except that (1) exemptions, allowances or deductions that are calculated on a time basis (such as the deduction for depreciation) shall be apportioned on a time basis and (2) Taxes (such as real property Taxes) imposed on a periodic basis shall be allocated on a daily basis over the period to which such Taxes relate. Property Taxes shall be deemed to relate to the one-year period beginning on the assessment date except for Indiana property Taxes, which shall be deemed to relate to the calendar year in which the assessment date occurs.

            (d) Any real property transfer or gains tax, sales tax, use tax, stamp tax, stock transfer tax or other similar tax, including any penalties, interest and additions to tax (collectively, "Transfer Taxes") imposed by reason of the transactions contemplated by this Agreement, including Section 2.3, shall be borne 50% by Acquiror and 50% by Sellers.

            (e) On or before the Closing Date, Sellers shall terminate, or cause to be terminated, all agreements between any of the PEPL Companies and the Sellers or any of their Subsidiaries other than the PEPL Companies that provide for the allocation of any Taxes. Thereafter, all obligations between any of the PEPL Companies and the Sellers or any of their Subsidiaries other than the PEPL Companies with respect to Taxes shall be governed solely by this Agreement.

            8.2  Tax Returns.

            (a) (i) Sellers shall file or cause to be filed when due all Tax Returns that are required to be filed (taking into account extensions) by or with respect to each PEPL Company on or before the Closing Date, and Sellers shall remit (or cause to be remitted) any Taxes due in respect of such returns.
(ii) Sellers shall also file or cause to be filed when due all Tax Returns relating to Taxes of a consolidated, combined or unitary group of which a PEPL Company and Sellers (or any Affiliate of Sellers other than a PEPL Company) were members on or prior to the Closing Date, that are required to be filed by or with respect to each PEPL Company for taxable years or periods ending on or before the Closing Date, and Sellers shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns. (iii) Sellers shall prepare or cause to be prepared all Tax Returns that are due after the Closing Date (including extensions) with respect to each PEPL Company that relate to taxable years or periods ending on or before the Closing Date and shall submit such Tax Returns to Acquiror for Acquiror's approval (which shall not be unreasonably withheld or delayed) 20 days prior to the due date (including extensions) for the filing of such Tax Returns. Acquiror shall thereafter timely file such Tax Returns. Sellers shall pay to Acquiror the amount of Taxes shown due on such Tax Returns upon the written request of Acquiror no later than five business days prior to the due date (including extensions) for the filing of such Tax Returns. All Tax Returns referred to in this Section 8.2(a) shall be prepared in a manner consistent with prior practice and in accordance with applicable law.

            (b) Acquiror shall file or cause to be filed when due all other Tax Returns that are required to be filed by or with respect to each PEPL Company after the Closing Date, and Acquiror shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns.

            (c) Any Tax Return required to be filed by Acquiror pursuant to
Section 8.2(b) that relates in whole or in part to Taxes for which Sellers are liable pursuant to Section 8.1 shall be submitted to Sellers for Sellers' approval not less than 20 days prior to the due date (including extensions) for the filing of such Tax Return, which approval shall not be unreasonably withheld or delayed. Sellers shall pay to Acquiror the amount of Taxes for which Sellers are liable pursuant to Section 8.1(a) hereof, but which are payable with any Tax Return to be filed by Acquiror pursuant to Section 8.2(b) upon the written request of Acquiror, setting forth in detail the computation of the amount owed, no later than five business days prior to the due date (including extensions) of any such Tax Return. No payment pursuant to this Section 8.2(c) will affect Acquiror's right to indemnification pursuant to Section 8.1(a) hereof, should the amount of Taxes as ultimately determined (on audit or otherwise), for the periods covered by such Tax Returns and which are the responsibility of Sellers, exceed the amount of Sellers' payment under this Section 8.2(c).

            (d) None of Acquiror or any Affiliate of Acquiror shall (or shall cause or permit any PEPL Company to) amend, refile or otherwise modify any Tax Return relating in whole or in part to any PEPL Company with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of Sellers.

            (e) Within 150 days after the Closing Date, Acquiror shall cause each PEPL Company to prepare and provide to Sellers a package of Tax information materials, including schedules and work papers (the "Tax Package") required by Sellers to enable Sellers to prepare and file all Tax Returns required to be prepared and filed by it pursuant to Section 8.2(a); provided, however, that to the extent that information relating to the Election (as defined in Section 8.6 of this Agreement) (including, but not limited to, valuation information) is not available at the time that the Tax Package is required to be provided to Sellers, Acquiror shall provide Sellers with the balance of the Tax Package at such time and shall promptly provide such other information to Sellers upon its becoming available. The Tax Package shall be prepared in good faith in a manner consistent with past practice.

            8.3  Tax Contests.

            (a) If a notice of deficiency, proposed adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim (a "Tax Claim") shall be delivered, sent, commenced or initiated, in writing, to or against Acquiror or Sellers, any of either of their respective Affiliates, or any PEPL Company (a "Notified Party") by any taxing authority with respect to Taxes for which the other party may reasonably be expected to be liable pursuant to Sections 8.1(a) or (b), the Notified Party shall, if informed thereof, promptly notify the other party in writing of such Tax Claim; provided, however, that the failure of the Notified Party to give the other party prompt notice as provided herein shall not relieve the other party of its obligations under this Article VIII except to the extent that such failure would have a material adverse effect on such other party.

            (b) Sellers shall have the sole right to represent each of the PEPL Companies' interests in any Tax Claim relating to taxable periods ending on or before the Closing Date and to employ counsel of its choice at its expense. In the case of a Straddle Period, Sellers and Acquiror shall jointly have the right to represent each of the PEPL Companies' interests in any Tax Claim. None of Acquiror, any of its Affiliates, or any PEPL Company may agree to any settlement or compromise of any Tax Claim that affects (or that might reasonably be expected to affect) Sellers' obligations pursuant to Section 8.1(a).

            8.4 Refunds and Credits. Sellers shall be entitled to any and all refunds or credits of Taxes that relate to Taxes for which the Sellers have an obligation to indemnify the Acquiror Indemnified Parties under Article VIII hereof. Upon receipt of any such refund or credit Acquiror, any of the PEPL Companies or any of their respective Affiliates shall promptly remit such refund or credit, together with any interest thereon actually received, to the Sellers.

            8.5 Assistance and Cooperation. After the Closing Date, each of Sellers and Acquiror shall (and shall cause their respective Affiliates to):

                        (i) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 8.1(d);

                        (ii) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 8.2;

                        (iii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of each PEPL Company, and consult with the other party and its counsel in connection with audits and proceedings in which it is representing the PEPL Companies; and

                        (iv) make available to the other and to any taxing authority as reasonably requested in connection with any Tax Return described in Section 8.2 or any proceeding described in Section 8.3, all information relating to any Taxes or Tax Returns of each PEPL Company.

Notwithstanding the foregoing or any other provision in this Agreement, neither Acquiror nor any of its Affiliates shall have the right to receive or obtain any information relating to Taxes of Sellers or any of their Affiliates other than information relating solely to the PEPL Companies.

            8.6 Election Under Section 338(h)(10).

            (a) Sellers and Acquiror shall make a joint election for each PEPL Company under Section 338(h)(10) of the Code and under any comparable provisions of state or local law (an "Election") with respect to the purchase of the Shares. Sellers and Acquiror shall mutually execute and complete copies of IRS Form 8023 and any similar state or local forms no later than 60 days prior to the due date (including extensions) for filing such forms or the Tax Returns to which such forms must be attached. If any changes are required in these forms as a result of information that is first available after such forms are prepared, the parties will promptly agree on such changes.

            (b) Within 120 days following the Closing Date, Acquiror and Sellers shall negotiate and draft a schedule (the "Allocation Schedule") allocating the Modified Adjusted Deemed Sales Price (as defined in Treasury Regulation Section 1.338(h)(10)-1(f)) for each PEPL Company, among the assets of such PEPL Company. The Allocation Schedule shall be prepared in accordance with Section 338(h)(10) of the Code and the regulations thereunder. Upon receipt of the Allocation Schedule, each of Acquiror and Seller shall execute a copy thereof and return such copy to the other party. The parties shall take no action inconsistent with, or fail to take any action necessary for, the validity of the Election, and shall adopt and utilize the asset values as determined on the Allocation Schedule for the purpose of all Tax Returns filed by them, and shall not voluntarily take any action inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation or otherwise with respect to such Tax Returns, unless otherwise required by applicable law.

            8.7 Dispute Procedures. If the parties disagree as to the amount of any payment or allocation to be made under, or any other matter arising out of, this Article 8, the parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within 15 days, the parties shall submit such dispute for resolution by an independent accounting firm mutually acceptable to Sellers and Acquiror. The report of the independent accounting firm shall be final, binding and conclusive on Sellers and Acquiror. The fees and expenses of such accounting firm shall be borne 50% by Sellers, on the one hand, and 50% by Acquiror, on the other hand.

            8.8 Survival. The covenants and agreements of the parties set forth in this Article VIII regarding Tax matters shall survive the Closing Date and shall expire when all applicable statutes of limitation (including any extensions thereof) with respect to such Taxes have expired. No claim for the recovery of any Tax claim may be asserted by any Acquiror Indemnified Party after the expiration of the applicable indemnification period; provided, however, that claims first asserted in writing by any Acquiror Indemnified Party with reasonable specificity prior to the expiration of the applicable indemnification period shall not thereafter be barred by the expiration of the applicable indemnification period.


                               ARTICLE IX

                               TERMINATION

            9.1  Termination.  This Agreement may be terminated prior to the
Closing:

            (a) by agreement of Acquiror and Sellers at any time prior to the Closing;

            (b) by Acquiror, in the event that, as a result of Acquiror's diligence investigation regarding the Business conducted after the date of this Agreement, Acquiror shall have learned of facts not previously disclosed to or otherwise known by Acquiror which establish that Sellers' representations and warranties are not true and correct in all material respects, and Acquiror delivers a notice to Sellers which (i) specifies such facts and the basis for such determination in reasonable detail, (ii) states that the Board of Directors of Acquiror wishes to terminate this Agreement; and (iii) is received by Sellers on or prior to 5:00 P.M. on November 23, 1998; provided, that in any such case, such right of termination shall not apply in the event that Sellers, within 30 days following receipt of such notice, shall have taken such corrective action as is necessary to cause Sellers' representations and warranties to be true and correct in all material aspects;

            (c) by either Acquiror, on the one hand, or Sellers, on the other hand, by giving written notice of such termination to the other, if the Closing shall not have occurred on or prior to March 31, 1999; provided, however, that the terminating party is not in breach of its obligations under this Agreement and provided, further that if on March 31, 1999, all of the conditions set forth in Article VI shall be satisfied or waived in writing, other than the condition set forth in Section 6.1(b), neither Acquiror nor Sellers may terminate this Agreement pursuant to this Section 9.1(c) prior to June 30, 1999; or

            (d) by Acquiror, so long as Acquiror is not then in breach of its obligations under this Agreement, upon a breach of any covenant or agreement on the part of Sellers set forth in this Agreement, or if any representation or warranty of Sellers shall have been or become untrue, in each case such that the conditions set forth in Section

6.2(a) or (b) would not be satisfied and such breach or untruth (i) cannot be cured by the Closing Date or (ii) has not been cured within 30 days of the date on which Sellers receive written notice thereof from Acquiror;

            (e) by Sellers, so long as Sellers are not then in breach of their obligations under this Agreement, upon a breach of any covenant or agreement on the part of Acquiror set forth in this Agreement, or if any representation or warranty of Acquiror shall have been or become untrue, in each case such that the conditions set forth in Section 6.3(a) or (b) would not be satisfied and such breach or untruth (i) cannot be cured by the Closing Date or (ii) has not been cured within 30 days of the date on which Acquiror receives written notice thereof from Sellers;

            (f) By Acquiror or Sellers if any Governmental Authority shall have issued an order, decree or ruling or taken any other action, which permanently restrains, enjoins or otherwise prohibits the acquisition by Acquiror of the Shares and such order, decree, ruling or other action shall have become final and nonappealable; or

            (g) by Sellers, if Acquiror has not complied with the covenant contained in Section 5.15 on or prior to November 23, 1998.

            9.2 Effect of Termination. In the event of termination by Sellers or Acquiror pursuant to Section 9.1, written notice thereof shall promptly be given to the other party and, except as otherwise provided herein, the transactions contemplated by this Agreement shall be terminated and become void and have no effect, without further action by the other party, other than the provisions of Section 5.2(b) and Article X. Nothing in this Section 9.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement.

            9.3 Termination Fee. In the event of the termination of this Agreement (i) by Sellers pursuant to Section 9.1(e) or (g) or (ii) pursuant to
Section 9.1(c) and at the time of such termination pursuant to Section 9.1(c) Sellers shall have been legally permitted to and shall have offered to proceed with the Closing, and all of the conditions to Closing set forth in Section 6.1 and Section 6.2 (other than Section 6.2(e)) shall be satisfied or shall have been waived by Acquiror and the Closing shall not have occurred due to the refusal or inability of Acquiror to proceed, then Acquiror shall pay to PEC, within two business days following the date of termination, the sum of

$75,000,000 as a termination fee, which the parties agree shall constitute liquidated damages to Sellers in respect of any breach by Acquiror of its obligations hereunder to consummate the transactions contemplated hereby.


                                ARTICLE X

                           GENERAL PROVISIONS

            10.1 Extension; Waiver. The parties hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

            10.2 Amendment. This Agreement may be amended, modified or supplemented only by written agreement of Acquiror and Sellers at any time prior to the Closing Date with respect to any of the terms contained herein.

            10.3 Expenses. Each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts and shall pay all other costs and expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby. Except as otherwise specifically provided herein, Sellers shall pay any fees and expenses incurred prior to Closing of any counsel, accountants and other experts of any of the PEPL Companies in connection with the negotiation and preparation of this Agreement. Acquiror shall pay all HSR filing fees in connection with the transactions contemplated by this Agreement.

            10.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to choice of law principles, including all matters of construction, validity and performance.

            10.5 Notices. Notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective persons giving them (in the case of any corporation the signature shall be by an officer thereof) and delivered by hand or mailed registered or certified, return receipt requested, postage prepaid and addressed as follows:

            If to Sellers, to:

            PanEnergy Corporation
            5400 Westheimer Court
            Houston, Texas  77056
            Attention:  General Counsel

            and

            Duke Energy Corporation
            422 South Church Street
            Charlotte, North Carolina  28202
            Attention:  General Counsel

            with a copy to:

            Weil, Gotshal & Manges LLP
            767 Fifth Avenue
            New York, NY  10153
            Attention:  Frederick S. Green, Esq.

            and,

            If to Acquiror, to:

            CMS Energy Corporation
            300 Town Center Drive, Suite 1100
            Dearborn, Michigan  48126
            Attention:  General Counsel

            with a copy to:

            Skadden, Arps, Slate, Meagher & Flom LLP
            919 Third Avenue
            New York, New York  10022-3987
            Attention:  Sheldon S. Adler, Esq.

Such names and addresses may be changed by notice given in accordance with this
Section 10.5. Notices, requests, permissions, waivers and other communications properly given as aforesaid shall be effective when delivered by hand, sent by telecopy, or on the third business day following the date of mailing.

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

            10.6 Entire Agreement. This Agreement, together with all schedules, exhibits, annexes, certificates, instruments and agreements delivered pursuant hereto contain the entire understanding of the parties hereto and thereto with respect to the subject matter contained herein and therein, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement other than those set forth herein or made hereunder.

            10.7 Disclosure Schedule. The Disclosure Schedule is incorporated into this Agreement by reference and made a part hereof.

            10.8 Headings; References. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles", "Sections" or "Exhibits" shall be deemed to be references to Articles or Sections hereof or Exhibits hereto unless otherwise indicated.

            10.9 Counterparts. This Agreement may be executed in one or more counterparts and each counterpart shall be deemed to be an original, but all of which shall constitute one and the same original.

            10.10 Parties in Interest; Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon Sellers and Acquiror and shall inure to the sole benefit of Sellers and Acquiror and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement.

            10.11 Severability; Enforcement. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

            10.12 Consent to Jurisdiction; Exclusive Forum. Each party hereto irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of any Federal Court sitting in New York County (Southern District) of the State of New York in any suit, action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment rendered in any such suit, action or proceeding, (ii) waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court, including any claim that any such suit, action or proceeding has been brought in an inconvenient forum and (iii) waives all rights to a trial by jury in any such suit, action or proceeding. Any and all service of process and any other notice and any such action or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as provided herein. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law. The Sellers and Acquiror hereby agree that neither Sellers nor Acquiror shall bring an action arising out of or relating to this Agreement against the other in any forum other than a Federal Court sitting in New York County (Southern District) of the State of New York, unless Federal jurisdiction in such action is not available, in which case the exclusive forum shall be a state court sitting in New York County of the State of New York.


                     [SIGNATURES BEGIN ON NEXT PAGE]




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





            IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

                              PANENERGY CORP


                              By: /s/ Fred J. Fowler
                                  ----------------------------------
                                  Name: Fred J. Fowler
                                  Title: Group Vice President


                              TEXAS EASTERN CORPORATION


                              By: /s/ Fred J. Fowler
                                  ----------------------------------
                                  Name: Fred J. Fowler
                                  Title: Senior Vice President




                              CMS ENERGY CORPORATION


                              By: /s/ William T. McCormick, Jr.
                                  ----------------------------------
                                  Name: William T. McCormick, Jr.
                                  Title:  Chairman of the Board and Chief
                                          Executive Officer